ASIA SPECIAL SITUATION ACQUISITION CORP.
(Purchaser)

AND

WHITE ENERGY COMPANY LIMITED
ACN 071 527 083
(White Energy)

MERGER IMPLEMENTATION AGREEMENT

DATED: AUGUST 17, 2009

THIS AGREEMENT is made and entered into this 17th day of August 2009

BETWEEN

ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Islands exempted company (the “Purchaser”), having its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands;

and

WHITE ENERGY COMPANY LIMITED (ACN 071 527 083), an Australian corporation (“White Energy”), having an office at Level 11, 213 Miller Street, North Sydney, New South Wales.

RECITALS

A.	White Energy is a company listed on the Australian Securities Exchange (ASX).

B.
The Purchaser is a company listed on NYSE Alternext, and is a special purpose acquisition corporation (SPAC) formed for the purpose of consummating an acquisition or related business combination with an entity doing business in Asia.

C.	The Purchaser has agreed to acquire all of the White Energy Shares by means of the White Energy Shares Scheme (as defined herein).

D.	The Purchaser and White Energy have agreed in good faith to work to implement the Schemes and the Convertible Notes Offers upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto intending to be bound thereby, it is mutually agreed as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1	Definitions

In addition to the other terms defined in this Agreement, the following capitalized terms shall have the meaning and shall be defined as set forth below:

$ or Dollars shall mean the currency of the United States, expressed in U.S. dollars.

Acquisition means the acquisition of all of the White Energy Shares by the Purchaser (and/or its Nominee) through implementation of the White Energy Shares Scheme.

Adaro/Itochu Joint Venture Agreements means the collective reference to:

(a)	the Heads of Agreement, dated 2 March 2006 between BCBC and Itochu Corporation;

(b)	the Joint Venture Deed, dated 19 January 2007 among BCBC, Itochu Corporation and PT Alam Tri Abadi to form and operate the Adaro/Itochu Joint Venture Companies (the Adaro JV Deed);

(c)
various other agreements among BCBC and other parties that are described in the Adaro JV Deed, including a tolling joint venture deed, coal supply agreement, a tolling agreement, a management agreement, an EPC agreement, an operational and maintenance agreement, a technology consulting agreement, a sub-license agreement, an upgraded coal sale agreement, and a product marketing agreement, all of which as at the Execution Date, are in draft form;

Adaro/Itochu Joint Venture Companies means the corporations or other entities to be incorporated or formed under the Adaro/Itochu Joint Venture Agreements to establish, own and operate Coal Upgrading Plants in Indonesia utilising the Technology.

Additional Purchaser Securities means any ordinary shares, notes, debentures or other securities of the Purchaser that are or may be issued and sold by the Purchaser between the Execution Date of this Agreement and the Merger Implementation Date; in each case, upon such terms and conditions as shall be acceptable to the Purchaser and not in violation of this Agreement.

Additional White Energy Securities means any White Energy Shares, notes, debentures or other securities of White Energy that are issued by White Energy between the Execution Date of this Agreement and the Second Court Date; in each case, upon such terms and conditions as shall be acceptable to White Energy and not in violation of any other provision of this Agreement.

Adjusted Funds means, as at the Effective Date, the Purchaser’s Funds, less the sum of:

(a)
amounts payable on or after consummation of the Schemes to shareholders of the Purchaser who have properly exercised their redemption rights with respect to the Purchaser Shares held by them in accordance with the instructions set forth in the Purchaser Proxy Statement;

(b)
the amount of all other liabilities (contingent or otherwise) of the Purchaser, including, but not limited to, the amounts referred to in Schedule A of Exhibit 2, indebtedness, and other expenses of Purchaser, including legal and accounting fees, printing fees, and fees relating to due diligence, identification and research of prospective target businesses and other third party expenses.

Affiliates shall have the meaning as is defined in Rule 405 promulgated under the Securities Act.

Agreement means the agreement constituted by this document and includes the Exhibits and Schedules hereto and the Recitals hereof.

ASIC means the Australian Securities and Investments Commission.

Associates means an 'associate' as that expression is defined in sections 11 and 15 of the Corporations Act and an 'associated entity' as defined in section 50AAA of the Corporations Act.

ASX means ASX Limited and the Australian Securities Exchange, as the context requires.

AUS GAAP means generally accepted accounting and auditing principles in Australia in effect as at the Execution Date of this Agreement.

Australian Dollars or AUS $ means dollars expressed in the currency of the continent of Australia.

Authorisation means any permit, approval, authorisation, consent, exemption, filing, licence, notarisation, registration or waiver however described and any renewal or variation to any of them.

Authorised Share Increase means the increase in the number of the Purchaser’s authorised Purchaser Shares as further described in paragraph (c) of the definition of Purchaser Shareholder Approvals.

Bayan Joint Venture Agreements means the collective reference to the Coal Briquette Joint Venture Deed between BCBC Singapore and PT Bayan Resources, dated 12 September 2006, and the various other agreements relating to the joint venture between BCBC Singapore and PT Bayan International Pte Ltd. and PT Bayan Resources, as the case may be, all of which are reflected or set forth on the White Energy Disclosure Schedule as may be amended from time to time.

Bayan Joint Venture Companies means PT Kaltim Supacoal, a company formed under the laws of Indonesia, PT Kaltim Supacoal Singapore Pte. Ltd., a company formed under the laws of Singapore, and such other joint venture companies to be organized by the parties under the Bayan Joint Venture Agreements to establish, own and operate Coal Upgrading Facilities in Indonesia utilizing the Technology.

BCBC means Binderless Coal Briquetting Company Pty Limited (ABN 111 821 044) an Australian corporation.

Buckskin Agreement means the sub-lease and services agreement, dated 24 December 2008 and the coal supply agreement dated 24 December 2008 among White Energy Coal North America, Inc., one of the Subsidiary Corporations (WECNA), with Buckskin Mining Company (an indirect wholly-owned Subsidiary of Kiewit Corporation).

Business means, as the context requires (a) as to White Energy, the Commercialisation of the Technology throughout the world, and (b) as to the Purchaser, the seeking of a business combination, in each case as at the Execution Date and the Second Court Date.

Business Day means a day that is not a Saturday, Sunday or public holiday in New South Wales or the United States.

Change in Control means any transaction whereby Persons (other than the Purchaser) who are not Affiliates or Associates of White Energy would be in a position to elect a majority of the members of the board(s) of directors of White Energy.

Claim means in relation to any Person, a claim, action or proceeding, judgment, damage, loss, cost, expense or liability incurred by or to or made or recovered by or against the Person, however arising and whether present, unascertained, immediate, future or contingent.

Coal Upgrading Facility means a coal upgrading plant or facility owned, designed, operated, managed or in which White Energy otherwise has an interest, which utilises the Technology.

Commercialise the Technology or Commercialisation of the Technology means, as applicable and as the context requires, the exclusive right anywhere in the world to (a) develop, design, construct, operate and manage Coal Upgrading Facilities and market and sell Upgraded Coal, (b) use and exploit the Technology and Intellectual Property Rights, and (c) license or sub-license the Technology.

Conditional Subscription Agreement means the subscription agreement between White Energy and Peabody dated on or about 14 May 2009.

Conditions means the conditions precedent set out in Section 3.1 of this Agreement.

Confidential Information means any trade secrets, lists of information pertaining to clients of White Energy or suppliers, specifications, drawings, inventions, ideas, records, reports, software, patents, designs, copyright material, secret processes or other information, whether in writing or otherwise, relating to White Energy or any of its Subsidiary Corporations.

Consideration Shares means an aggregate number of fully paid authorized and previously unissued Purchaser Shares to be issued to White Energy Shares Scheme Participants as White Energy Shares Scheme Consideration pursuant to the White Energy Shares Scheme.

Convertible Notes Offers means the offers to be made by the Purchaser for the White Energy Convertible Notes substantially on the terms set out in Section 4.5.

Corporations Act means the Australian Corporations Act 2001 (Cth).

Counsel for Purchaser means Hodgson Russ LLP, New York, New York.

Counsel for White Energy means Steinepreis Paganin, Perth, Australia.

Court means the Supreme Court of New South Wales, the Federal Court of Australia or such other Court as the parties agree.

Court Convened Meetings means the meeting(s) ordered to be convened by the Court pursuant to each of the Schemes.

Deed Poll means the White Energy Shares Scheme Deed Poll and the Options Scheme Deed Poll.

Dilutive Issuance means the issuance or sale of any Additional White Energy Securities between the Execution Date and the Second Court Date that consist of:

(a) White Energy Shares that are issued or sold at a per share price that is less than US$2.50, or

(b)     any other White Energy Shares that are issuable at any time upon the conversion of any Additional White Energy Securities into White Energy Shares or exercise for White Energy Shares, at a per share conversion price or exercise price that is less than US$2.50;

provided, however, that White Energy Shares issuable upon exercise of White Energy Convertible Notes, White Energy Options or any other White Energy securities issued prior to the Effective Date of this Agreement will not constitute a Dilutive Issuance.

Disclosure Schedule means:

(a)
in respect of the Purchaser – the written material disclosed on a Disclosure Schedule (the Purchaser Disclosure Schedule) to be delivered by the Purchaser to White Energy pertaining to the business, operations and financial condition of the Purchaser;

(b)
in respect of White Energy – the written material disclosed on a Disclosure Schedule (the White Energy Disclosure Schedule) to be delivered by White Energy to the Purchaser in respect of the business, operations and financial condition of White Energy, which shall be deemed to include all information contained on the White Energy website, the White Energy online data room and information disclosed in writing to the ASX.

Effective when used in relation to each of the Schemes, means the coming into effect, pursuant to sub-section 411(10) of the Corporations Act, of the order of the Court made under sub-section 411(4)(b) of the Corporations Act, but in any event at no time before an office copy of the order of the Court is lodged with the ASIC.

Effective Date means the date on which all of the Schemes shall become Effective.

Encumbrance means any encumbrance, mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security or agreement of any kind given or created and including any possessory lien in the ordinary course of business whether arising by operation of law or by contract.

End Date means 5:00 p.m. (AEST) on December 31, 2009.

Event of Insolvency means:

(a)	a receiver, manager, receiver and manager, trustee, administrator, controller or similar officer is appointed in respect of a Party or any asset of a Party;

(b)	a liquidator or provisional liquidator is appointed in respect of a Party;

(c)	any application, that is not withdrawn or dismissed within twenty (20) Business Days, which is made to a court for an order, or an order of a court is made, for the purposes of:

(i)	appointing a Person referred to in paragraphs (a) or (b);

(ii)	winding up a Party; or

(iii)	proposing or implementing a creditors scheme of arrangement.

(d)	any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the bankruptcy of a Party or its estate under any Insolvency Provision;

(e)
a moratorium of any debts of a Party, or an official assignment, or a composition, or an arrangement (formal or informal) with a Party’s creditors, or any similar proceeding or arrangement by which the assets of a Person are subjected conditionally or unconditionally to the control of that Person’s creditors or a trustee, is ordered, declared, or agreed to, or is applied for and the application is not withdrawn or dismissed within twenty (20) Business Days;

(f)	a Party becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts; or

(g)	any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a Party.

Exchange Rate means the rate of exchange between one Australian dollars and United States dollars, which as at the Execution Date is one Australian dollar equals 0.823 US dollar.

Execution Date means the date of execution of this Agreement by all of the Parties.

Existing Purchaser Shareholders means those Persons holding 100% of the issued and outstanding Purchaser Shares immediately prior to the Second Court Date.

Expert means Grant Thornton Corporate Finance Pty Limited of Level 17, 383 Kent Street, Sydney, NSW, 2000.

Head Licences means the licence agreements reflected or set forth on the White Energy Disclosure Schedule, including the License Agreement, pursuant to which White Energy, WET or BCBC, as the context requires, has obtained or may obtain the exclusive right to use, but not the ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (d) inclusive of the definition of that term, that are necessary for White Energy to carry on the Business.

Independent Expert’s Report means the report to be prepared by the Expert for inclusion in the Scheme Booklet that shall set forth, whether in the opinion of the Expert any or all of the White Energy Shares Scheme and the Options Scheme is in the best interests of the relevant Scheme Participants.

Insider Warrants shall mean the warrants to purchase an aggregate of 5,725,000 Purchaser Shares which (a) have an exercise price of $7.50 per Purchase Share, and (b) contain “cashless exercise” provisions.

Insiders Shares means the existing 2,500,000 Purchaser Shares issued to certain Persons prior to the Purchaser’s initial public offering as set forth in the Purchaser’s Prospectus.

Insolvency Provision means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any law under which a liquidator or trustee in bankruptcy may satisfy or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any Party.

Intellectual Property Rights means:

(a)	the business names, copyrights or tradenames owned or used by White Energy and/or the Subsidiary Corporations or the Purchaser, as the context requires;

(b)	the Confidential Information owned or used at any time by White Energy and/or the Subsidiary Corporations or the Purchaser, as the context requires;

(c)
the Patents, Patent applications, Patent rights, inventions, registered designs, unregistered designs, know-how, trade secrets, Trademarks, Trademark applications, service marks, service names, trade names and all other similar rights owned or used by White Energy and/or the Subsidiary Corporations or the Purchaser, as the context requires; and

(d)	the Head Licences.

Licence Agreement means the licence agreement between BCBC, Commonwealth Scientific and Industrial Research Organisation, The Griffin Coal Mining Company Limited, Tra-Det Inc and KR Komarek Inc. dated 17 January 2006, as may be amended from time to time.

Material Adverse Effect shall mean any event or condition which has or could reasonably be expected to have a material adverse effect upon (a) the business, assets, properties, financial condition, business prospects or value of the ordinary or common shares, of either White Energy and the Subsidiary Corporations (when taken as a consolidated group) or the Purchaser, as applicable, or (b) the ability of the Parties to consummate the Schemes and/or other transactions contemplated by this Agreement, other than any exogenous events.

Material Contracts means all contracts and agreements which as at the Execution Date and the Second Court Date are material to the Commercialisation of the Technology throughout the world to which White Energy and any one or more of the Subsidiary Corporations are a party, and shall include, without limitation, the Adaro/Itochu Joint Venture Agreements, the Bayan Joint Venture Agreements, the Buckskin Agreement and those other contracts reflected or listed on the White Energy Disclosure Schedule.

Material Purchaser Liabilities means the collective reference to: (a) the indebtedness, liabilities or obligations of Purchaser (contingent or otherwise) set forth on Schedule A to Exhibit 2 to this Agreement; and (b) any other liability (contingent or otherwise) incurred or reasonably expected to be incurred by the Purchaser on or before the Second Court Date which individually or when taken together exceed $250,000 in the aggregate (other than expenses incurred and to be incurred by Purchaser for the purposes of implementing the Schemes contemplated by this Agreement).

Merger Implementation Date means on or before that date which is 5 Business Days after the Record Date (or such other date as agreed between the parties).

Minimum Amount has the meaning given to that term in Section 3.1(d) of this Agreement.

Name Change means the change of the Purchaser’s name as described in paragraph (d) of the definition of Purchaser Shareholder Approvals.

Nominee means a wholly owned Subsidiary company of the Purchaser, and agreed to by White Energy, to acquire the White Energy Shares.

NYSE means the New York Stock Exchange.

Officer, in relation to a corporation, has the same meaning given to that term in Section 9 of the Corporations Act.

Opinion of Counsel means the separate legal opinions of (a) Counsel for White Energy, and (b) Counsel for the Purchaser, in each case to be delivered on or before the Effective Date, and in form and content as shall be reasonably satisfactory to White Energy and the Purchaser.

Options Scheme means the scheme or schemes (as appropriate) of arrangement proposed to be entered into between White Energy and Options Scheme Participants, as described in Section 4.1 of this Agreement, under Part 5.1 of the Corporations Act.

Options Scheme Consideration means the consideration the Purchaser is required to provide to Options Scheme Participants under Section 4.2(b) of this Agreement.

Options Scheme Deed Poll means the deed poll/s described in Section 9.2(b)(ii).

Options Scheme Participant means a holder of White Energy Options registered in the Register on the Record Date.

Other Warrants has the meaning given to that term in Section 1(d) of Exhibit 2.

Party means White Energy and the Purchaser who are the parties to this Agreement and Parties has a corresponding meaning.

Patent Document means PCT/AU2004/000158 filed on 11 February 2004, with a priority date of 11 February 2003, titled “Briquetting Process”.

(A)          Patents shall mean (i) letters patent issued in any country, all registrations and recordings thereof and all applications for letters patent of any country, including, without limitation, registrations, recordings and applications in any Patent or Trademark office or agency of any country; (ii) reissues, divisions, continuations, renewals, continuations in part or extensions thereof; (iii) petty patents, divisionals and patents of addition; (iv) patents to issue in any such applications; (v) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (vi) rights to sue for past, present and future infringements of any patent.

Peabody means Peabody Investment Corp.

Percentage Interest shall have the meaning set forth in Section 4.3(a)(iii) of this Agreement.

Person shall mean any individual, corporation, partnership, limited liability company, institution or other entity.

Prohibited Occurrence means any of the following actions or events affecting White Energy or the Subsidiary Corporations or the Purchaser, as the context requires and except as otherwise contemplated or permitted by this Agreement:

(a)         splitting or converting all or any of its shares into a larger or smaller number of shares;

(b)         resolving to reduce its share capital in any way;

(c)	except as contemplated by clause (f) below, entering into a buy back agreement for its outstanding Purchaser Shares or White Energy Shares;

(d)	except as contemplated by clause (f) below, resolving to approve the terms of a buy back agreement;

(e)
making an allotment of, or granting an option to subscribe for, any of its shares or agreeing to make such an allotment or grant such an option, other than in respect of the issue of up to a maximum of 250,000 options to employees of White Energy or the Subsidiary Corporations in the ordinary course of business at an exercise price of not less than A$3.50;

(f)	except as otherwise permitted by Section 11.2(f) hereof, the Purchaser issuing, or agreeing to issue any Additional Purchaser Securities;

(g)	disposing, or agreeing to dispose, of the whole, or a substantial part, of its Business or property;

(h)
breaching in any material respect any of its obligations under, in the case of White Energy, any Material Contract or Material License, or in the case of the Purchaser, any material contract, and such breach having not been rectified after appropriate notice of the breach has been provided to the relevant party under the relevant contract or the breach is not capable of rectification;

(i)	encumbering, or agreeing to encumber, the whole, or a substantial part, of its Business or property;

(j)	resolving that it be wound up;

(k)	appointing an administrator or provisional liquidator;

(l)	being the subject of a winding up order by a court;

(m)	executing a deed of company arrangement; or

(n)	having a receiver, or a receiver and manager appointed, in relation to the whole, or a substantial part, of its property.

Public Warrants  means the 11,500,000 issued and outstanding warrants of the Purchaser as at the date of this Agreement and the Second Court Date issued to the public under the Purchaser Prospectus, and entitling the holders to purchase for cash up to an aggregate of 11,500,000 Purchaser Shares at an exercise price of USD $7.50 per share.

Purchaser’s Balance Sheet means the balance sheet of Purchaser included in the financial statements of Purchaser included in Purchaser’s Annual Report on Form 20-F for the year ended December 31, 2008 (the Balance Sheet Date) filed on April 1, 2009.

Purchaser Board means the board of directors of the Purchaser.

Purchaser Convertible Notes means the convertible notes of the Purchaser issued to holders of the White Energy Convertible Notes upon consummation of the Convertible Notes Offer.

Purchaser’s Funds means the sum of the aggregate amount of cash made available at the Effective Date to the Purchaser and White Energy that (i) is not subject to any encumbrances or claims by any other Person whatsoever, and (ii) is derived from any one or more of the following sources:

(a)	the aggregate amount of cash in the Purchaser’s trust account on the Effective Date that is directly attributable to the Purchaser; plus

(b)
the aggregate amount of any additional cash made available to the Purchaser as a result of the sale and issuance by the Purchaser of any Additional Purchaser Securities between the Execution Date of this Agreement and the Effective Date.

Purchaser Information means such information regarding the Purchaser provided by the Purchaser to White Energy to enable the application for the Regulatory Approvals and the Scheme Booklet to be prepared and completed.

Purchaser’s Investment Bankers means the collective reference to Canaccord Adams Capital LLC, Roth Capital Partners, LLC or their Affiliates and associates.

Purchaser Options means the options to purchase fully paid Purchaser Shares issued to holders of the White Energy Options upon consummation of the Options Scheme, on the terms set out in Section 4.3(c) (which for the avoidance of doubt, will allow the holder of the Purchaser Option to exercise the Purchaser Option in either Australian dollars or US dollars in accordance with Section 4.3(c)(ii) and which shall have the same expiry date as the current White Energy Options which the relevant Purchaser Options shall replace).

Purchaser’s Organizational Documents means the amended and restated memorandum and articles of association or other organizational documents of the Purchaser as then currently in effect.

Purchaser Outstanding Shares means the aggregate number of Purchaser Shares that are issued and outstanding on the Effective Date and which are not subject to any unprocessed redemption claims or the like plus:

(o)	any Purchaser Shares that are to be issued after the Effective Date but on or before the Merger Implementation Date; and

(p)
any Purchaser Shares that the Purchaser has agreed to issue or may be required to issue after the Effective Date as a result of the exercise or conversion of any warrants, options and/or convertible securities;

but excluding:

(q)	the Consideration Shares; and

(r)	any Purchaser Shares that the Purchaser may be required to issue:

(i)	upon the exercise of the Purchaser Options;

(ii)	upon the exercise of the Purchaser Convertible Notes;

(iii)	upon the exercise of the Insider Warrants and the Public Warrants; and

(iv)	to Peabody in accordance with the arrangement set out in clause 4.6.

Purchaser’s Prospectus means the prospectus, dated January 16, 2008 of the Purchaser as declared effective by the SEC.

Purchaser Proxy Statement means the proxy and disclosure statement or such other form, statement or report that is sent by the Purchaser to the Record Purchaser Shareholders in advance of the Purchaser Shareholders Meeting to be held by Purchaser to obtain Purchaser Shareholder Approvals.

Purchaser Shareholder Approvals means, collectively:

(a)
the affirmative vote of the holders of a majority of the publicly traded Purchaser Shares voting in person or by proxy at the Purchaser Shareholders Meeting in favour of this Agreement and the Schemes and shareholders holding Purchaser Shares issued prior to the consummation of Purchaser’s initial public offering shall have voted their Purchaser Shares in the same manner as the requisite majority of the Purchaser’s Shares issued in Purchaser’s initial public offering, in accordance with, and as required by, that certain Letter Agreement dated January 16, 2008, delivered by Insiders (as such term is used in the Purchaser’s Prospectus) of the Purchaser to Maxim Group LLC and the Purchaser,

(b)
the affirmative vote of Purchaser's shareholders disclosed in the Purchaser Proxy Statement as necessary under the Purchaser’s Organizational Documents and applicable law to satisfy the provisions of Section 6.1 of this Agreement (the directors to be appointed pursuant to Section 6.1, the Post-Closing Purchaser Directors),

(c)	the affirmative vote of Purchaser's shareholders disclosed in the Purchaser Proxy Statement as necessary to amend Purchaser's Organizational Documents:

(i)
to increase the number of authorized Purchaser Shares to a number reasonably requested by White Energy and expected to be greater than the sum of the number of (i) Purchaser Shares issued and outstanding immediately prior to the Merger Implementation Date, (ii) Purchaser Shares issuable upon the exercise or conversion of any other outstanding securities of Purchaser, including, but not limited to, the Purchaser Warrants and the Other Warrants, (iii) Consideration Shares, (iv) Purchaser Shares issuable upon exercise of the Purchaser Options, (v) Purchaser Shares into which the Purchaser Convertible Notes are convertible, and (vi) Purchaser Shares issuable under Section 5(c), and

(ii)	to incorporate such other changes to Purchaser’s Organizational Documents as reasonably requested by White Energy; and

(d)
the affirmative vote of Purchaser’s shareholders disclosed in the Purchaser Proxy Statement as necessary to effectuate a legal change in Purchaser’s name to White Energy Coal Technology Corporation (or such other name as mutually agreed upon by Purchaser and White Energy).

Purchaser Shareholders Meeting means the meeting of the Record Purchaser Shareholders to be held after the White Energy Shareholder Approval is obtained and prior to the Second Court Date Application Date for the purpose of obtaining Purchaser Shareholder Approvals.

Purchaser Shares means any of the 50,000,000 ordinary shares, $0.0001 par value per share, of the Purchaser presently authorized for issuance, plus all additional ordinary shares of Purchaser that shall be authorized for issuance in connection with obtaining the Purchaser Shareholder Approvals.

Purchaser Takeover Proposal means any proposal (whether or not confidential, incomplete or subject to conditions) for a takeover bid, share purchase, scheme, capital reconstruction, purchase of assets, merger, amalgamation, consolidation or other business combination involving the Purchaser or any of its subsidiaries, any issue by the Purchaser or a material amount of its equity securities as consideration for the assets or securities of another person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Purchaser or any of its subsidiaries, other than the transactions involving White Energy contemplated by this Agreement.

Record Date means 5.00 pm on the 5th Business Day following the Effective Date.

Record Purchaser Shareholders means the shareholders of Purchaser as of the record date for determination of existing shareholders of Purchaser entitled to vote with respect to approval of the White Energy Shares Scheme and the other matters contemplated by the Purchaser Shareholder Approvals.

Register means, as applicable, the register of holders of White Energy Shares, the register of holders of White Energy Convertible Notes, and the register of White Energy Options.

Regulatory Approvals means such consent, approvals or other acts by a Regulatory Authority necessary to satisfy the Regulatory Conditions.

Regulatory Authority includes:

(a)             a government or governmental, semi-governmental or judicial entity or authority;

(b)         a minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government;

(c)         any bank or financier;

(d)         any regulatory organisation established under statute; and

(e)         the ASX, ASIC, NYSE and the SEC.

Regulatory Conditions means the conditions precedent specified in Sections 3.1(t), 3.1(u), 3.1(y) and 3.1(z).

Revenue Authority means any federal, state, territory or local government authority or instrumentality in respect of Tax.

RG 60 and RG 142 means Regulatory Guide 60 and 142 issued by the ASIC on 15 July 1993 and 4 August 1999 respectively.

Sale of Control means a sale of all or substantially all of the assets or securities of White Energy or any of the Subsidiary Corporations, whether through sale of assets, securities purchase, merger, consolidation, tender offer or similar arrangements, in any transaction whereby Persons (other than the Purchaser) who are not Affiliates or associates of White Energy would be in a position to elect a majority of the members of the board(s) of directors of White Energy or such Subsidiary Corporations.

Scheme Booklet means, in respect of each of the Schemes, the information described in Section 9.1(a) to be dispatched to all of the White Energy Shares Scheme Participants and the Options Scheme Participates and approved by the Court which must include appropriate descriptions of the Schemes, an explanatory statement complying with the requirements of the Corporations Act, the Independent Expert’s Report on each of the Schemes, the Deed Poll and a notice of meeting and proxy form in such form as the parties may agree.

Schemes means the collective reference to the White Energy Shares Scheme and the Options Scheme.

Schemes Consideration means the White Energy Shares Scheme Consideration and the Options Scheme Consideration.

Scheme Participants means the collective reference to all of the White Energy Shares Scheme Participants and the Options Scheme Participants.

SEC means the United States Securities and Exchange Commission.

Second Court Date means the last day on which the Court hears the application for an order approving the Schemes pursuant to sub-section 411(4)(b) of the Corporations Act or, if the application is adjourned or subject to appeal for any reason, the last day on which the adjourned or appealed application is heard .

Second Court Date Application Date means a date to be agreed in writing by White Energy and the Purchaser, which date shall be not later than one (1) month after the White Energy Shareholder Approval is obtained.

Securities Act means the United States Securities Act of 1933, as amended.

Securities Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Share Exchange Agreement means the share exchange agreement between the Purchaser, White Energy and WET dated 13 March 2009, and any amendments or restatements thereof.

Share Issue Ratio means the result of dividing the total number of Consideration Shares by the White Energy Diluted Shares.

Statutes means all legislation of any country, state or territory enforced at any time, and any rule, regulation, ordinance, by law, statutory instrument, order or notice at any time made under that legislation.

Subsidiary of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Subsidiary Corporation or Subsidiary Corporations means, as applicable, the individual or collective reference to: the Subsidiaries of White Energy, including: (a) WET, (b) BCBC, (c) Coking BCB Pty Ltd., an Australian corporation, (d) BCBC Pty Ltd., an Australian corporation, (e) White Energy Coal North America Inc., a Delaware United States corporation, (f) BCBC Singapore Pte Ltd., a Singapore corporation, (g) PT Kaltim Supacoal Singapore Pte. Ltd., a Singapore corporation, (h) PT Kaltim Supacoal, an Indonesian corporation, (i) White Manufacturing Pty Ltd., an Australian corporation, (j) White Investments North America Pty Ltd., an Australian corporation, (k) White Energy Coal Project Company, LLC, a United States Delaware limited liability company, (l) White Energy Coal Wyoming, LLC, a United States Delaware limited liability company, (m) River Energy JV Limited, a Mauritian corporation, (n) White Energy China Limited, a Hong Kong corporation, (o) Amerod Resources Pty Ltd., an Australian corporation, (p) Amerod Exploration Ltd., an Australian corporation, (q) Amerod Holdings Pty Ltd., an Australian corporation, (r) Spike Services Pty Ltd., an Australian corporation, (s) Spike Licenses, Inc., a Delaware United States corporation, and (t) any other direct or indirect Subsidiary of White Energy or of any of the Subsidiary Corporations acquired or created by White Energy following the Execution Date and prior to the Second Court Date.

Subsidiary Corporation Shares means fully paid ordinary shares in the capital of any of the Subsidiary Corporations.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan, withholding, stamp, transaction, registration, duty or similar charge which is assessed, levied, imposed or collected by any government agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other accounting imposed on, or in respect of, any of the above.

Technology means certain technology, knowledge and designs, including Intellectual Property rights and associated know-how, relating to the preparation, drying, briquetting and stabilisation of coal without binder to form an agglomerated product that is lower in moisture and chemically and physically stable in transport and storage, owned or licensed by White Energy, including, without limitation, those rights and inventions in respect of the Patent Document.

Total Adjusted Outstanding Shares has the meaning given to that term in Section 4.3(a)(iv) of this Agreement.

Trading Days means any days on which White Energy Shares trade on the ASX and Purchaser Shares trade on the NYSE Alternext Exchange.

Trademark or Trademarks shall mean (i) trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, Australia, Indonesia, Singapore, Malaysia, Vietnam, the Philippines any State thereof or any other country, (collectively, the Marks); (ii) any reissues, extensions or renewals thereof, (iii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement and (v) rights to sue for past, present and future infringements of the Marks.

Transaction Documents means this Agreement and the Scheme Booklet.

Transaction Value means the sum of (a) the White Energy Market Value, and (b) the Adjusted Funds as at the Second Court Date.

Unacceptable Circumstances has the meaning given in section 657A of the Corporations Act.

United States Dollars or US $ means dollars expressed in the currency of the United States of America.

Upgraded Coal means upgraded coal produced from a Coal Upgrading Facility.

WET means White Energy Technology Ltd (ABN 62 114 203 904).
White Energy Board means the board of directors of White Energy.

White Energy Convertible Notes means the 180 convertible notes issued to various parties pursuant to the convertible note deed dated 10 October 2007 each of which has a face value of AUD$250,000.

White Energy Dataroom means the online dataroom containing various documents relating to White Energy.

White Energy Diluted Shares means the number of:

(a)	the aggregate of 192,277,902 White Energy Shares as at the Execution Date; plus

(b)	any additional White Energy Shares that are issued between the Execution Date and the Second Court Date;

provided, however, that the term White Energy Diluted Shares shall specifically exclude any White Energy Shares that are or may be issuable upon the conversion into White Energy Shares or exercise of any warrants, options or rights to purchase White Energy Shares.

White Energy Information means such information regarding the White Energy Group and its operations as is contained in the Scheme Booklet or to enable preparation of the applications for the Regulatory Approvals.

White Energy Majority Shareholders Consents shall mean the written approval by the holders of a majority of the issued and outstanding White Energy Shares, of the White Energy Shares Scheme.

White Energy Market Value shall mean the product of multiplying: (a) the number of White Energy Diluted Shares as at the Effective Date, by (b) the White Energy Per Share Value.

White Energy Optionholder means a holder of a White Energy Option registered in the Options Register on the Record Date.

White Energy Options means an option to acquire a White Energy Share.

White Energy Per Share Value shall mean United States Two Dollars and Fifty Cents (US$2.50); provided, however, that if, between the Execution Date and the Effective Date, White Energy shall, without the prior written consent of Purchaser, elect to issue or sell any Additional White Energy Securities that would result in a Dilutive Issuance then the White Energy Per Share Value shall be reduced to a price determined by multiplying the White Energy Per Share Value in effect immediately prior to the Dilutive Issuance (initially US$2.50) by a fraction:

(a)           the numerator of which is an amount equal to the sum of (i) the number of White Energy Shares actually outstanding immediately prior to the Dilutive Issuance, plus (ii) the quotient of the aggregate consideration received by White Energy from such Dilutive Issuance divided by the White Energy Per Share Value in effect immediately prior to the Dilutive Issuance, plus (iii) the quotient of the aggregate consideration received or to be received by White Energy from such Dilutive Issuance on the exercise of any White Energy Options included in the Dilutive Issuance divided by the White Energy Per Share Value in effect immediately prior to such Dilutive Issuance; and

(b)           the denominator of which is the sum of (i) the total number of White Energy Shares issued and outstanding immediately after the Dilutive Issuance, plus (ii) any additional White Energy Shares that may be subsequently be issuable upon conversion or exercise of any Additional White Energy Securities that were issued in connection with such Dilutive Issuance;

provided that only one adjustment will be made for each Dilutive Issuance, and no adjustment in the White Energy Per Share Value shall have the effect of increasing the White Energy Per Share Value above US$2.50 per share.

White Energy Shareholder Approval means a resolution in favour of the White Energy Shares Scheme passed by the holders of White Energy Shares pursuant to sub-section 411(4)(a)(ii) of the Corporations Act.

White Energy Shares Scheme means the scheme of arrangement proposed to be entered into between White Energy and White Energy Shares Scheme Participants, as described in Section 4.1 of this Agreement, under Part 5.1 of the Corporations Act, pursuant to which the Purchaser (and/or its Nominee) seeks to acquire all of the White Energy Shares in exchange for the White Energy Shares Scheme Consideration as contemplated by this Agreement.

White Energy Shares Scheme Consideration means the consideration the Purchaser is required to provide to White Energy Shares Scheme Participants under Section 4.2(a) of this Agreement.

White Energy Shares Scheme Deed Poll means the deed poll described in Section 9.2(b)(i).

White Energy Shares Scheme Participant(s) means, as applicable, a holder or all holders of White Energy Shares registered in the Register on the Record Date.

White Energy Shares means, as the context requires, either:

(a)	the total issued and outstanding fully paid ordinary shares in the capital of White Energy, as at any point in time; or

(b)	fully paid ordinary shares in the capital of White Energy.

White Energy Takeover Proposal means any proposal (whether or not confidential, incomplete or subject to conditions) for a takeover bid, share purchase, scheme, capital reconstruction, purchase of assets, merger, amalgamation, consolidation or other business combination involving White Energy or any of its subsidiaries, any issue by White Energy of a material amount of its equity securities as consideration for the assets or securities of another person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of White Energy or any of its subsidiaries, other than the transactions involving the Purchaser contemplated by this Agreement.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)	a reference to White Energy shall be deemed to include a reference to a Subsidiary Corporation;

(b)	headings are for convenience only and do not affect its interpretation;

(c)	an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any Person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)
a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)
reference to parties, sections, schedules, exhibits or annexures are references to parties, sections, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)
a reference to a payment is to a payment by wire transfer of immediately available funds to a bank account designated by the recipient of such payment, or a bank cheque unless the recipient otherwise allows.

2.	AGREEMENT TO PROCEED WITH SCHEMES AND CONVERTIBLE NOTES OFFERS

The parties agree to propose and use their collective best endeavours to (a) implement and consummate the Schemes, and (b) to the extent applicable, to implement and consummate (i) the Convertible Notes Offers, in accordance with, and subject to, the terms and conditions of this Agreement.

3.	CONDITIONS PRECEDENT

3.1	Conditions

Consummation of the Acquisition, each of the Schemes and the other transactions contemplated by this Agreement (Section 15 is specifically excluded from this Section 3) is subject to and conditional upon the satisfaction of all of the following conditions precedent:

(a)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, the Purchaser shall have completed a business, financial and legal due diligence on White Energy, which due diligence shall be satisfactory in the sole and absolute discretion of the Purchaser;

(b)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, White Energy shall have completed a business, financial and legal due diligence on the Purchaser, which due diligence shall be satisfactory in the sole and absolute discretion of White Energy;

(c)	prior to 5:00 p.m. on the day before the Second Court Date Application Date:

(i)
the Purchaser Shareholder Approvals shall have been duly obtained from the Record Purchaser Shareholders by the requisite vote under applicable law and the Purchaser’s Organizational Documents, the Authorized Share Increase and the Name Change shall have been effected in accordance with applicable law and the Purchaser’s Organizational Documents, and the Purchaser shall have otherwise complied with all of the covenants and conditions regarding business combinations that are contained in the Purchaser’s Prospectus and in its Organizational Documents; and

(ii)	the Purchaser shall have procured the current directors of the Purchaser to have delivered signed resignations to White Energy which shall be effective as and from the Merger Implementation Date;

(d)
the aggregate minimum amount of Adjusted Funds, that are available to the Purchaser and White Energy as at each of the Second Court Date Application Date, the Second Court Date and the Merger Implementation Date shall be not less than (US)$100 million (the Minimum Amount); provided, however, notwithstanding anything else contained in this Agreement, the board of directors of White Energy shall, have the right in the exercise of its sole and absolute discretion, to reduce the Minimum Amount to as low as (US)$75.0 million;

(e)
the aggregate maximum amount of Adjusted Funds, that are available to the Purchaser and White Energy as at each of the Second Court Date Application Date, the Second Court Date and the Merger Implementation Date shall be not more than (US)$140 million (the Maximum Amount);

(f)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, the Purchaser must have re-negotiated with all relevant third parties and reached agreement that all cash fees payable by the Purchaser to third parties in relation to the Schemes and the transactions contemplated by this Agreement shall not exceed $15,000,000.  In addition, the Purchaser agrees that:

(i)	any fees to be paid to the Maxim Group shall be reduced;

(ii)	the cash fees and Purchaser securities payable to Canaccord Capital Corp. and Roth Capital Partners LLC shall be limited, in aggregate, to the following:

(A)	a 6% financing fee on new funds raised in the Purchaser (i.e. $6,000,000 assuming $100,000,000 in new funds are raised;

(B)	any success fee on the successful completion of the Schemes and all the transactions contemplated by this Agreement shall be fixed at $3,000,000; and

(iii)
a maximum of 1,150,000 warrants shall be issuable upon successful completion of the Schemes and all the transactions contemplated by this Agreement which shall be exercisable by the payment of cash equal to an exercise price of (US)$11.00 per Purchaser Share.

(g)
as at 5:00 p.m. on the day before the Second Court Date Application Date, the Second Court Date and on the Merger Implementation Date, except as set forth on Schedule A to Exhibit 2 to this Agreement, the Purchaser shall have no Material Purchaser Liabilities;

(h)	between the date of this Agreement and 5.00 pm on the Merger Implementation Date, White Energy shall not have breached, in any material respect:

(i)	any of the representations and warranties contained in Exhibit 1 of this Agreement; or

(ii)	any of White Energy’s covenants or obligations contained in this Agreement;

(i)	between the date of this Agreement and 5.00 pm on the Merger Implementation Date, a Prohibited Occurrence has not occurred in respect of White Energy;

(j)	between the date of this Agreement and 5.00 pm on the Merger Implementation Date, the Purchaser shall not have breached, in any material respect:

(i)	any of the representations and warranties contained in Exhibit 2 of this Agreement; or

(ii)	any of Purchaser’s covenants or obligations contained in this Agreement;

(k)	between the date of this Agreement and 5.00 pm on the Merger Implementation Date, a Prohibited Occurrence has not occurred in respect of the Purchaser;

(l)
between the date of this Agreement and 5.00 pm on the Merger Implementation Date, no event shall have occurred which shall have a Material Adverse Effect upon White Energy and the Subsidiary Corporations;

(m)
between the date of this Agreement and 5.00 pm on the Merger Implementation Date, no event shall have occurred which shall have a Material Adverse Effect upon the Purchaser, its financial condition or the value of the Purchaser Shares;

(n)
prior to 5:00 p.m. on the day two days before the Second Court Date Application Date, White Energy shall have delivered an Opinion of Counsel for White Energy to the Purchaser in form and content reasonably satisfactory to the Purchaser which opinion shall, inter alia, provide, subject to the conditions set forth in such Opinion of Counsel:

(i)       that all requisite consents and approvals of the White Energy Shareholders required under the Corporations Act or other applicable law to approve the Schemes have been obtained,

(ii)       that upon the White Energy Shares Scheme being duly and validly approved by the Court and all other Regulatory Authorities in Australia, it will be Effective as at the Effective Date;

(iii)      that upon the Options Scheme being duly and validly approved by the Court and all other Regulatory Authorities in Australia, it will be Effective as at the Effective Date; and

(iv)      in detail, the procedures to be adopted by the Court and each of the Schemes so that Counsel for the Purchaser can determine whether the conditions required to be satisfied under the Securities Act for a valid exemption under Section 3(a)(10) of the Securities Act have been satisfied;

(o)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, subject to receipt of the Opinion of Counsel for White Energy referred to in Section 3.1(n) of this Agreement, the Purchaser shall have delivered an Opinion of Counsel for the Purchaser to White Energy in form and content reasonably satisfactory to White Energy; which opinion shall, inter alia, provide that, subject to the conditions set forth in such Opinion of Counsel and in reliance upon the Opinion for Counsel of White Energy:

(i)       all requisite consents and approvals of the Purchaser Shareholders required under the Organizational Documents of the Purchaser and applicable law to consummate the Acquisition and the other transactions contemplated by this Agreement have been obtained,

(ii)       all Consideration Shares issuable pursuant to the White Energy Shares Scheme are exempt from the registration requirements under the Securities Act, by reason of Section 3(a)(10) of the Securities Act;

(iii)      the Purchaser Options issuable pursuant to the Options Scheme will be exempt from the registration requirements under the Securities Act, by reason of Section 3(a)(10) of the Securities Act;

(iv)     the Purchasers Convertible Notes issuable pursuant to the Convertible Notes Offer, when issued, will be exempt from the registration requirements under the Securities Act by reason of the application of Regulation S or another exemption from the registration requirements of the Securities Act, as applicable; and

(v)       such Consideration Shares, Purchaser Options, Convertible Notes and Purchaser Shares issuable upon exercise of such Purchaser Options and Purchaser Convertible Notes will be saleable and tradable on the stock exchange on which Purchaser’s Shares then trade);

(p)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, holders of less than 35% of the 11,500,000 Purchaser Shares issued in the Purchaser’s initial public offering and held by Record Purchaser Shareholders shall have voted against the Schemes and other transactions contemplated by this Agreement and exercised their rights to redeem their shares in accordance with the procedures set forth in the Purchaser’s Prospectus and the Purchaser’s Organizational Documents;

(q)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, there shall have been fully executed and delivered to White Energy an amended and restated registration rights agreement by and among the Purchaser, the holders of Insiders Shares, and certain Affiliates of White Energy, all in form and substance mutually satisfactory to White Energy and Purchaser;

(r)
the delivery of Disclosure Schedules by the disclosing Party to the recipient Party within 14 days after the Execution Date, which Disclosure Schedules shall not include anything which has not been disclosed by the disclosing party to the recipient party prior to the Execution Date;

(s)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, White Energy shall have completed a review of the terms and exercise rights attached to the Insider Warrants, which review shall be satisfactory to White Energy in its sole and absolute discretion;

(t)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, all Regulatory Approvals (other than the making of an order by the Court on the Second Court Date approving each of the Schemes pursuant to sub-section 411(4)(b) of the Corporations Act) required by any Regulatory Authority or judicial entity or authority to implement the Schemes and other transactions contemplated by this Agreement are obtained;

(u)
prior to 5:00 p.m. on the day before the Second Court Date, no Regulatory Authority or judicial entity or authority taking any action or making any order or decree which action, order or decree restrains or prohibits the Schemes or other transactions contemplated by this Agreement;

(v)
prior to 5:00 p.m. on the day before the Second Court Date, no Purchaser Takeover Proposal is made or announced as a result of which the Expert is no longer able to conclude that the Schemes are in the best interests of the Scheme Participants;

(w)
prior to 5:00 p.m. on the day before the Second Court Date, no White Energy Takeover Proposal is made or announced as a result of which the Expert is no longer able to conclude that the Schemes are in the best interests of the Scheme Participants;

(x)
an Independent Expert’s Report is obtained by White Energy and included in the Scheme Booklet which concludes that each of the Schemes are in the best interests of the Scheme Participants and as at 5:00 p.m. on the day before the Second Court Date, the Independent Expert has not changed its opinion as was included in the Scheme Booklet;

(y)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, all of the Purchaser Outstanding Shares, plus the Consideration Shares and Purchaser Shares issuable upon conversion of Purchaser Convertible Notes and exercise of Purchaser Options to be issued to Scheme Participants pursuant to the terms of the Schemes and any other Purchaser Shares issued pursuant to the terms of this Agreement, are approved for official quotation and listing on either (a) the NYSE (conditional only on the issue of those securities and on compliance with such other rules and regulations of the NYSE as the Parties agree may be complied with), or (b) the NYSE Alternext Exchange or such other stock exchange as agreed by the Parties. To the extent that the relevant equivalent of the securities referred to in this clause are to be quoted on ASX in accordance with clause 3.1(z), then this clause does not apply to those securities;

(z)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, the relevant equivalent of the securities referred to in clause 3.1(y) which are to not to be quoted on the any of the stock exchanges referred to in that clause are approved for official quotation by ASX (conditional only on the issue of those securities and on compliance with such other rules and regulations of the ASX as the Parties agree may be complied with);

(aa)	intentionally omitted;

(bb)	not later than 15 November 2009, the White Energy Shareholder Approval shall be obtained;

(cc)
not later than thirty (30) days after White Energy Shareholder Approval is obtained, the Purchaser shall hold the Purchaser Shareholders Meeting and all Purchaser Shareholder Approvals shall be obtained;

(dd)	the making of an order by the Court on the Second Court Date approving each of the Schemes pursuant to sub-section 411(4)(b) of the Corporations Act;

(ee)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, subject to Section 3.1(t), the Parties obtaining any third party approvals under joint venture documentation or other significant contracts to which the Purchaser and White Energy acting reasonably agree are necessary or desirable to implement the Schemes or any transaction contemplated by the Schemes or this Agreement;

(ff)
prior to the date of the Purchaser Shareholders Meeting and prior to 5:00 p.m. on the day before the Second Court Date Application Date, the Options Scheme Participants will at the Options Scheme meetings vote to approve the Options Scheme; and

(gg)
prior to 5:00 p.m. on the day before the Second Court Date Application Date, White Energy and the Purchaser shall have entered into an agreement with the holders of the White Energy Convertible Notes on such terms and conditions as shall be mutually satisfactory to both White Energy and the Purchaser.

3.2	Benefit of the Conditions

(a)
The Conditions in Sections 3.1(a), (h), (i), (l) and (n). are inserted in this Agreement for the benefit of the Purchaser and the Purchaser may, by notice in writing to White Energy on or before the due date for satisfaction of these Conditions waive any of these Conditions.

(b)
The Conditions in Sections 3.1(b), (c), (d), (e), (f), (g), (j), (k), (m), (o), (p), (q), (s) and (x)  are inserted in this Agreement for the benefit of White Energy and White Energy may, by notice in writing to the Purchaser on or before the due date for satisfaction of these Conditions waive any of there Conditions.

(c)
The Condition in Sections 3.1(r), (t), (u), (v), (w), (y), (z), (bb), (cc), (dd), (ee), (ff) and (gg) are inserted in this Agreement for the benefit of all Parties and all Parties must, by mutual written agreement on or before the due date for satisfaction of this Condition, waive the Condition or grant an extension of time for satisfaction of the Condition.

3.3	Best Endeavours

Each of the Purchaser and White Energy agree to use its best endeavours to procure that each of the conditions precedent in Section 3.1 are satisfied as soon as practicable after the date of this Agreement or that there is no occurrence that would prevent the conditions in Section 3.1 being satisfied (as the context requires).

Without limiting the generality of the foregoing:

(a)
the Purchaser will promptly apply for all Regulatory Approvals and provide White Energy with a copy of such applications and White Energy shall provide the Purchaser with such information regarding White Energy as the Purchaser shall reasonably request for the purpose of making such applications;

(b)	the Purchaser will prepare and provide to White Energy the Purchaser Information for inclusion in the Scheme Booklet;

(c)	White Energy will prepare the Scheme Booklet in accordance with all applicable laws, and in particular with the Corporations Act, RG 60 and RG 142:

(i)	ensuring that the terms of each of the Schemes is fully and fairly portrayed; and

(ii)
in consultation with the Purchaser and subject to the Purchaser’s agreement (such agreement not to be unreasonably withheld), as to the content and presentation of the Scheme Booklet, which consultation and approval shall include obtaining the consent of the Purchaser to the inclusion of information provided by the Purchaser under Section 3.3(b) (not to be unreasonably withheld);

(d)
White Energy shall ensure that, without the prior written consent of the Purchaser, between the date of this Agreement and the Merger Implementation Date no Prohibited Occurrence occurs in relation to it; and

(e)
The Purchaser shall ensure that, without the prior written consent of White Energy, between the date of this Agreement and the Merger Implementation Date, no Prohibited Occurrence occurs in relation to it.

3.4	Approval of Scheme Booklet

(a)
White Energy to provide Scheme Booklet:  As soon as practicable after White Energy has completed the preparation of the final form of the Scheme Booklet in accordance with Section 3.3(c), White Energy will forward copies to the Purchaser.

(b)
Meeting of directors of White Energy:  As soon as practicable after preparation of the final form of the Scheme Booklet as referred to in Section 3.4(a), a meeting of the White Energy Board will be convened for the purpose of approving the Scheme Booklet.

(c)
Meeting of directors of the Purchaser:  As soon as practicable after preparation of the final form of the Scheme Booklet as referred to in Section 3.4(a), a meeting of the Purchaser Board will be convened for the purpose of approving the Purchaser Information in the Scheme Booklet.

3.5	Consultation

(a)
Consultation: If a condition precedent in Section 3.1 is not satisfied or waived in accordance with Section 3.2 or there is an occurrence that will prevent a condition precedent being satisfied as at the date specified in this Agreement for its satisfaction (other than, in either case, as the result of a deliberate action of the Purchaser or White Energy) or the Effective Date has not occurred by the End Date, White Energy and the Purchaser will consult in good faith:

(i)	as to whether the relevant condition precedent is to be waived in accordance with Section 3.2;

(ii)	as to whether to extend the date by which the relevant condition precedent must be satisfied including as to whether to extend the End Date; and

(iii)	with a view to determining whether the transactions contemplated by this Agreement may proceed by way of alternative means or methods.

(b)
Failure to agree:  If the parties are unable to reach agreement under Section 3.5(a) within ten (10) Business Days, either party may terminate this Agreement without any liability to the other party by reason of that termination.

3.6	Notices

(a)
Notice of a White Energy Prohibited Occurrence or a White Energy Material Adverse Effect:  If any event which constitutes a White Energy Prohibited Occurrence or a White Energy Material Adverse Effect occurs, White Energy will immediately give written notice to the Purchaser of that event.  Thereafter, the Purchaser will give written notice to White Energy as soon as possible as to whether or not it waives the breach or non-fulfilment of the relevant condition precedent of this Agreement resulting from the occurrence of that event, specifying the condition in question.  A waiver of breach or non-fulfilment in respect of a condition precedent of this Agreement shall not constitute:

(i)	a waiver of breach or non-fulfilment of any other condition precedent of this Agreement resulting from the same or substantially similar event; or

(ii)	a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.

(b)
White Energy Notice of Changes:  White Energy shall promptly notify the Purchaser in writing of any change or event causing, or which, insofar as can reasonably be foreseen, would cause a representation or warranty provided in this Agreement to be false if given at that date, a Material Adverse Effect or a Prohibited Occurrence in relation to White Energy.

(c)
Notice of a Purchaser Prohibited Occurrence or a Purchaser Material Adverse Effect:  If any event which constitutes a  Prohibited Occurrence or a Material Adverse Effect in respect of the Purchaser occurs, the Purchaser will immediately give written notice to White Energy of that event.  Thereafter, White Energy will give written notice to the Purchaser as soon as possible as to whether or not it waives the breach or non-fulfilment of the relevant condition precedent of this Agreement resulting from the occurrence of that event, specifying the condition in question.  A waiver of breach or non-fulfilment in respect of a condition precedent of this Agreement shall not constitute:

(i)	a waiver of breach or non-fulfilment of any other condition precedent of this Agreement resulting from the same or substantially similar event; or

(ii)	a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.

(d)
Purchaser Notice of Changes:  The Purchaser shall promptly notify White Energy in writing of any change or event causing, or which, insofar as can reasonably been foreseen, would cause a representation or warranty provided in this Agreement to be false if given at that date, a Purchaser Material Adverse Effect or a Purchaser Prohibited Occurrence.

3.7	Notices; Closing Certificates

(a)
The Purchaser and White Energy must promptly notify the other in writing if any of the Conditions are not satisfied, or cannot be satisfied, before the earlier of (i) the End Date and (ii) prior to 5.00 pm on the day before the Second Court Date.

(b)
At 5:00 pm (AEST) on the day immediately prior to the Second Court Date Application Date, White Energy shall deliver to the Purchaser a certificate, duly executed by an executive officer of White Energy confirming that (i) all of the representations and warranties of White Energy as at the Execution Date are true and correct as at the Second Court Date Application Date in all material respects, and (ii) that all of the Conditions required to be performed or satisfied by White Energy by the Second Court Date Application Date, have been duly performed and satisfied.

(c)
At 5:00 pm (AEST) on the day immediately prior to the Second Court Date and the Merger Implementation Date, White Energy shall deliver to the Purchaser a certificate, duly executed by an executive officer of White Energy confirming that (i) all of the representations and warranties of White Energy as at the Execution Date are true and correct as at the Second Court Date and the Merger Implementation Date in all material respects, and (ii) that all of the Conditions required to be performed or satisfied by White Energy have been duly performed and satisfied.

(d)
At 5:00 pm (AEST) on the day immediately prior to the Second Court Date Application Date, the Purchaser shall deliver to White Energy a certificate, duly executed by an executive officer of the Purchaser confirming that (i) all of the representations and warranties of the Purchaser as at the Execution Date are true and correct as at the Second Court Date Application Date in all material respects, and (ii) that all of the Conditions required to be performed or satisfied by the Purchaser by the Second Court Date Application Date, have been duly performed and satisfied.

(e)
At 5:00 pm (AEST) on the day immediately prior to the Second Court Date and the Merger Implementation Date, the Purchaser shall deliver to White Energy a certificate, duly executed by an executive officer of the Purchaser confirming that (i) all of the representations and warranties of the Purchaser as at the Execution Date are true and correct as at the Second Court Date and the Merger Implementation Date in all material respects, and (ii) that all of the Conditions required to be performed or satisfied by the Purchaser under this Agreement have been duly performed and satisfied.

4.	THE SCHEMES

4.1	Schemes to be proposed

White Energy agrees to propose:

(a)             the White Energy Shares Scheme under which all of the White Energy Shares will be transferred to the Purchaser (and/or its Nominee) in consideration for the Purchaser providing the White Energy Shares Scheme Consideration to the White Energy Shares Scheme Participants; and

(b)             the Options Scheme under which all of the White Energy Options shall be cancelled in consideration of the Purchaser providing the Options Scheme Consideration to the Options Scheme Participants.

4.2	Consideration for the Schemes

The Purchaser covenants in favour of White Energy:

(a)             in its own right and on behalf of the White Energy Shares Scheme Participants, that (i) in consideration for each White Energy Share transferred to the Purchaser (and/or its Nominee) by a White Energy Shares Scheme Participant, it will allot and issue to such White Energy Shares Scheme Participant, on the Merger Implementation Date, such number of Consideration Shares calculated in accordance with Section 4.3, and (ii) if the aggregate number of Consideration Shares issuable to a White Energy Shares Scheme Participant in accordance with Section 4.3 results in a fraction of a number, the fraction will be rounded down to the nearest whole number of Consideration Shares; and

(b)             in its own right and on behalf of the Options Scheme Participants, that (i) in consideration for each White Energy Option an Options Scheme Participant agrees to cancel, it will allot and issue to such Options Scheme Participant, on the Merger Implementation Date, such number of Purchaser Options determined in accordance with Section 4.3, and (ii) if the aggregate number of Purchaser Options issuable to an Options Scheme Participant in accordance with Section 4.3 results in a fraction of a number, the fraction will be rounded down to the nearest whole number of Purchaser Options.

4.3	Scheme Consideration

(a)	The aggregate number of Consideration Shares to be issued by the Purchaser to each White Energy Shares Scheme Participant on the Merger Implementation Date shall be calculated as follows:

(i)	the White Energy Market Value shall be determined;

(ii)	the Adjusted Funds as at the Effective Date shall be added to the White Energy Market Value and the sum thereof shall represent the Transaction Value;

(iii)
the amount by which the White Energy Market Value bears to the Transaction Value (by dividing the White Energy Market Value by the Transaction Value) shall be expressed as a percentage and shall be deemed to be the Percentage Interest;

(iv)	the Purchaser Outstanding Shares shall be divided by the result of the equation, 1.00 minus the Percentage Interest, and the result thereof shall be the Total Adjusted Outstanding Shares;

(v)	the Total Adjusted Outstanding Shares less the Purchaser Outstanding Shares shall represent the Consideration Shares;

(vi)	the Consideration Shares shall then be divided by the White Energy Diluted Shares and the result shall be called the Share Issue Ratio; and

(vii)
the number of White Energy Shares held by each White Energy Shares Scheme Participant shall be multiplied by the Share Issue Ratio and the result shall be the number of Consideration Shares each White Energy Shares Scheme Participant shall receive (after rounding downwards).

(b)
Examples of the method of calculating the aggregate number of Consideration Shares and the Consideration Shares each White Energy Shares Scheme Participant is entitled to in accordance with the above formula is set forth is Section 5 below.

(c)
The aggregate number of Purchaser Options to be issued by the Purchaser to each Options Scheme Participant in respect of each class of White Energy Options held by each Options Scheme Participant on the Merger Implementation Date shall be calculated as follows:

(i)
the number of White Energy Options held by each Options Scheme Participant shall be multiplied by the Share Issue Ratio and the result shall be the number of Purchaser Options each Options Scheme Participant shall receive (after rounding the result downwards);

(ii)	the alternative exercise prices of the Purchaser Options shall be calculated as follows:

(A)	the current exercise price of the White Energy Options shall be divided by the Share Issue Ratio and the result shall be the exercise price of the Purchaser Options (in Australian dollars); and

(B)
the current exercise price of the White Energy Options shall be divided by the Share Issue Ratio and the result shall be multiplied by the Exchange Rate and the result shall be the exercise price of the Purchaser Options (in US dollars).

(d)	Examples of the method of calculating the aggregate number of Purchaser Options each Options Scheme Participant is entitled to in accordance with the above formula is set forth is Section 5 below.

4.4	Other Schemes and Offers are Conditional on the Prior Effectiveness of the White Energy Shares Scheme and Effectiveness of All Schemes and Offers

(a)             Each of the Options Scheme and the Convertible Notes Offers are conditional upon the White Energy Shares Scheme becoming Effective.

(b)             Unless such conditions shall be waived in writing by White Energy and the Purchaser, the consummation of the White Energy Shares Scheme and the other transactions contemplated by this Agreement are conditional upon the Options Scheme becoming Effective and the Convertible Notes Offers being accepted.

(c)             The Court Convened Meeting on the White Energy Shares Scheme shall be held first, to be followed as soon thereafter as is practicable by a Court Convened Meeting/s on the Options Scheme.

4.5	Convertible Notes Offers

(a)	The Purchaser shall make the Convertible Notes Offers within thirty (30) Business Days of the Execution Date.

(b)
Under the terms of the Convertible Notes Offers and in consideration of the holders of White Energy Convertible Notes agreeing to cancel, redeem, replace or otherwise deal with their White Energy Convertible Notes, the Purchaser must issue Purchaser Convertible Notes to the holders of the White Energy Convertible Notes on terms to be agreed by the Purchaser, White Energy and the White Energy Convertible Note Holders.

(c)
The Convertible Notes Offers (which may be waived by mutual agreement between White Energy and the Purchaser) shall be conditional upon the White Energy Shares Scheme and the Options Scheme becoming Effective.

(d)	The offer period of the Convertible Notes Offers shall expire on the Second Court Application Date.

(e)
The Purchaser Convertible Notes shall be issued to the White Energy Convertible Note Holders under the Convertible Notes Offers on or about the date that the Scheme Consideration is payable to the Schemes Participants.

(f)
The purpose of this Section 4.5 is to ensure that the White Energy Convertible Note Holders shall have the right to convert their Purchaser Convertible Notes into Purchaser Shares on an economically equivalent basis.

4.6	Conditional Subscription Agreement

The Purchaser agrees and covenants in favour of White Energy (in its own right and on behalf of Peabody) to roll up the Conditional Subscription Agreement into the Purchaser on terms that preserve the rights of the parties to the Conditional Subscription Agreement.

5.	EXAMPLE OF METHOD OF CALCULATING CONSIDERATION SHARES AND PURCHASER OPTIONS

5.1	Consideration Shares – Example based on $100.00 million of Adjusted Funds

For the avoidance of doubt, if, for example:

(a)	the White Energy Diluted Shares at the Effective Date are 192,277,902 ordinary shares;

(b)	the White Energy Market Value at the Effective Date is $480,694,755;

(c)	there are $100.0 million of Adjusted Funds available on the Effective Date, and therefore the Transaction Value is $580,694,755;

(d)	the Percentage Interest is 0.827792486 ($480,694,755/$580,694,755) and the result of the equation in Section 4.3(a)(iv) is 0.172207514;

(e)	solely for the purpose of this example, the Purchaser Outstanding Shares shall be taken to be 14,000,000 (being the number of Purchaser Shares as at the Execution Date);

(f)	the Total Adjusted Outstanding Shares are therefore 81,297,266 Purchaser Shares;

(g)	the Consideration Shares to be issued to the Scheme Participants on the Merger Implementation Date is 67,297,266 Shares (81,297,266 – 14,000,000);

(h)	the Share Issue Ratio is the result of 67,297,266 divided by 192,277,902 and is 0.35000;

(i)
assuming a White Energy Shares Scheme Participant holds 1,000 White Energy Shares on the Record Date, such White Energy Shares Scheme Participant shall receive 350 Purchaser Shares (1,000 multiplied by 0.35000).

It is noted that the above numbers and figures are provided solely for the purpose of this example and are not representations or warranties in any respect.

5.2	Purchaser Options – Example based on $100.00 million of Adjusted Funds

For the avoidance of doubt, if, for example and using the above example, the Share Issue Ratio is 0.35000, and assuming a Options Scheme Participant holds, on the Record Date, 1,000 White Energy Options exercisable at AUD$1.00 on or before 30 August 2010, such Options Scheme Participant shall receive:

(a)	350 Purchaser Options (1,000 multiplied by 0.35000);

(b)	exercisable, at the Options Scheme Participant’s election, on or before 30 August 2010 at:

(i)	AUD$2.85; or

(ii)	US$2.35.

It is noted that the above numbers and figures are provided solely for the purpose of this example and are not representations or warranties in any respect.

5.3	Consideration Shares – Example based on $140.00 million of Adjusted Funds

For the avoidance of doubt, if, for example:

(a)	the White Energy Diluted Shares at the Effective Date are 192,277,902 ordinary shares;

(b)	the White Energy Market Value at the Effective Date is $480,694,755;

(c)	there are $140.0 million of Adjusted Funds available on the Effective Date, and therefore the Transaction Value is $620,694,755;

(d)	the Percentage Interest is 0.774446298 ($480,694,755/$620,694,755) and the result of the equation in Section 4.3(a)(iv) is 0.22553702;

(e)	solely for the purpose of this example, the Purchaser Outstanding Shares shall be taken to be 14,000,000 (being the number of Purchaser Shares as at the Execution Date);

(f)	the Total Adjusted Outstanding Shares are therefore 62,069,476 Purchaser Shares;

(g)	the Consideration Shares to be issued to the Scheme Participants on the Merger Implementation Date is 48,069,476 Shares (62,069,476 – 14,000,000);

(h)	the Share Issue Ratio is the result of 48,069,476 divided by 192,277,902 and is 0.25000;

(i)
assuming a White Energy Shares Scheme Participant holds 1,000 White Energy Shares on the Record Date, such White Energy Shares Scheme Participant shall receive 250 Purchaser Shares (1,000 multiplied by 0.25000).

It is noted that the above numbers and figures are provided solely for the purpose of this example and are not representations or warranties in any respect.

5.4	Purchaser Options – Example based on $140.00 million of Adjusted Funds

For the avoidance of doubt, if, for example and using the above example, the Share Issue Ratio is 0.25000, and assuming a Options Scheme Participant holds, on the Record Date, 1,000 White Energy Options exercisable at AUD$1.00 on or before 30 August 2010, such Options Scheme Participant shall receive:

(a)	250 Purchaser Options (1,000 multiplied by 0.25000);

(b)	exercisable, at the Options Scheme Participant’s election, on or before 30 August 2010 at:

(i)	AUD$4.00; or

(ii)	US$3.29.

It is noted that the above numbers and figures are provided solely for the purpose of this example and are not representations or warranties in any respect.

6.	MANAGEMENT AND CONTROL OF THE PURCHASER

6.1	Composition of the Board of Directors

(a)
On the Merger Implementation Date, White Energy will appoint four (4) Persons to serve as members of the Board of Directors of the Purchaser, and one (1) Independent (as defined in clause 6.1(e)) Person designated by the Purchaser’s Board of Directors prior to the Second Court Date and approved by White Energy shall serve as the remaining member of the Purchaser’s Board of Directors.  The Chairman of the Board of Directors of the Purchaser shall be designated by White Energy.

(b)
For the purposes of Section 6.1(a), White Energy shall be entitled to increase the number of members on the Board of Directors of the Purchaser to such number as it considers reasonably appropriate, in its sole discretion, but subject to maintaining the same ratio of members appointed by White Energy to members appointed by the Purchaser.

(c)
For the purposes of Section 6.1(a), White Energy shall nominate those Persons it wishes to appoint to the Board of Directors of the Purchaser not later than ten (10) Business Days following the Execution Date, at which time the documents needed to perform background checks on such persons shall be provided to the President and Secretary of the Purchaser.  The names, ages and business backgrounds of such Persons shall be included in the Purchaser Proxy Statement.  Each such Person appointed to the Board of Directors of the Purchaser shall furnish to Purchaser all relevant background information as may be required to be disclosed under U.S. securities laws in connection with their appointment.

(d)
For the purposes of Section 6.1(a), the Purchaser shall nominate those Persons that will serve on the Board of Directors of the Purchaser not later than ten (10) Business Days following the Execution Date, at which time the documents needed to perform background checks on such persons shall be provided to the Company Secretary of White Energy.

(e)	For the purpose of this clause 6, Independent means independent for the purposes of the NYSE Rules.

7.	MISCELLANEOUS

7.1	Change of Name

As soon as practicable following the Merger Implementation Date, the Parties will procure that the name of the Purchaser be changed to “White Energy Technology Inc” or such other name as shall be acceptable to White Energy.

7.2	Delisting

As soon as practicable after the Merger Implementation Date, White Energy will apply:

(a)	for termination of official quotation of White Energy Shares on ASX; and

(b)	arrange for it to be removed from the official list of ASX.

7.3	Preparation of Purchaser Proxy Statement

Representatives of White Energy will use all reasonable endeavours to cooperate with the legal and financial representatives of the Purchaser in connection with the preparation of the Purchaser Proxy Statement and such other documentation as may be required for the purposes of the implementation of the Scheme and any transactions contemplated by this Agreement or the Scheme, including, without limitation:

(a)
providing the Purchaser and its representatives with all business, legal and audited and unaudited financial statements concerning White Energy and the Subsidiary Corporations and their respective businesses and management as is required under the Securities Exchange Act for inclusion in the Purchaser Proxy Statement;

(b)	reviewing and commenting on one or more drafts of the Purchaser Proxy Statement furnished by the legal and financial representatives of the Purchaser; and

(c)
meeting with and answering questions of, or providing information to, Purchaser’s investment bankers, Existing Purchaser Shareholders and other Persons who may be purchasing Purchaser Shares from Existing Purchaser Shareholders in connection with one or more buy-back transactions or in connection with the sale and issuance of additional Purchaser Shares prior to the Second Court Date.

7.4	Mailing of Purchaser Proxy Statement and Purchaser Shareholders Meeting

Unless otherwise agreed by the Purchaser and White Energy:

(a)	the Purchaser Proxy Statement shall be mailed to the Purchaser Shareholders not later than five (5) Business Days after White Energy shall have obtained the White Energy Shareholders Approval; and

(b)
the Purchaser Shareholders Meeting shall be held after the Court Convened Meetings and not more than twenty (20) Business Days following the mailing of the Purchaser Proxy Statement to the Purchaser Shareholders.

7.5	Costs and Certain Purchaser Obligations

(a)
The Purchaser shall be responsible to pay all legal, banking and other costs and expenses related to the preparation and distribution of the Purchaser Proxy Statement and such other documentation as may be required for the purposes of the implementation of the Schemes and any transactions contemplated by this Agreement or the Schemes and in complying with the provisions of Section 3.1(c) of this Agreement.  To this end, the Purchaser shall procure that all third parties submit their invoices or accounts (including estimates of fees payable for all future work to be completed) to the Purchaser on or before the Second Court Date.

(b)	White Energy shall bear its own professional and other costs and expenses incurred by White Energy in complying with its obligations under Section 7.2 above.

(c)
As set forth on Schedule A to Exhibit 2 hereto, on the Merger Implementation Date, the Purchaser shall (i) repay its indebtedness to TAG Virgin Islands, Inc. (ii) pay a finders’ fee to TAG Virgin Islands, Inc., and (iii) certain Affiliates of Purchaser shall issue to TAG Virgin Islands, Inc. 100,000 ordinary shares of the Purchaser.

7.6	Dates

The Parties agree and acknowledge that all proposed dates and times relevant to the Schemes may be varied by mutual agreement of the Parties.

8.	TERMINATION

8.1	Termination

This Agreement may be terminated at any time prior to the Second Court Date:

(a)
by either the Purchaser or White Energy if any judicial entity or authority (including the Court) or Regulatory Authority has issued an order, decree of ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Schemes and other transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non appealable;

(b)
by either the Purchaser or White Energy if the other Party is in material breach of any provision of this Agreement before the Second Court Date; provided that the non-breaching Party (either the Purchaser or White Energy, as the case may be) has given notice to the other Party setting out the relevant circumstances and stating an intention to terminate this Agreement and, unless such breach shall be cured to the reasonable satisfaction of the non-breaching Party within seven (7) Business Days (or any shorter period ending at 5.00 pm on the day before the Second Court Date) from the time such notice is given, the non-breaching Party may, in its sole discretion, terminate this Agreement by a further notice in writing to the other Party; or

(c)	by either the Purchaser or White Energy if the Schemes (as described in Section 4) are not approved by the majority of Scheme Participants required under the Corporations Act.

8.2	Effect of Termination

In the event of termination of this Agreement by either the Purchaser or White Energy pursuant to Section 8.1, except to the extent that such termination results from a breach by any party of its obligations under this Agreement, this Agreement shall become void and have no effect, without any liability or obligation on the part of the Purchaser or White Energy, other than the provisions of Section 15.

9.	IMPLEMENTATION

9.1	White Energy’s Obligations

White Energy shall do everything reasonable within its power to implement the Schemes prior to the End Date, including, without limitation:

(a)
Scheme Booklet:  The preparation and the dispatch of a Scheme Booklet in respect of each of the Schemes to be dispatched to Scheme Participants which shall comply with all applicable laws, the Corporations Act, RG 142 and the Listing Rules.

(b)
Directors’ recommendation:  White Energy will state (on the basis of statements made to it by each of its directors) that each of the directors of White Energy recommends to each of the Scheme Participants that, in the absence of a higher offer, the Schemes be approved, which statements shall be made following the execution of this Agreement.

(c)	Sub-section 411(17)(b) statement: Apply to the ASIC for the production of a statement pursuant to sub-section 411(17)(b) of the Corporations Act stating that the ASIC has no objection to the Schemes.

(d)	Court Convened Meetings: Apply to the Court for an order convening the Court Convened Meetings.

(e)
Court Approval:  Apply to the Court for an order approving all of the Schemes pursuant to sub-section 411(4)(b) of the Corporations Act, if the Schemes are approved by the relevant Scheme Participants at the Court Convened Meetings.

(f)	Lodge copy of Court order: Lodge with the ASIC an office copy of the Court order approving the Schemes if approved by the relevant Scheme Participants at the Court Convened Meetings and the Court.

(g)
Conduct of Business by White Energy:  During the period from the date of this Agreement to the Effective Date, White Energy shall, and shall cause the Subsidiary Corporations to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted until now and in compliance in all material respects with all applicable laws and regulations and agreements to which it is a party and use reasonable efforts to preserve their relationships with customers, suppliers, licensors, licensees, joint venturers and others having business dealings with them.

9.2	The Purchaser’s Obligations

The Purchaser shall do everything reasonable within its power to implement the Schemes prior to the End Date, including, without limitation:

(a)
Representation:  Procuring that the Purchaser is represented by counsel at the Court hearings convened for the purposes of sub-section 411(4)(b) of the Corporations Act, at which, through its counsel, the Purchaser will undertake (if requested by the Court) to do all such things and take all such steps within its power as may be necessary in order to ensure the fulfilment of its obligations under this Agreement and the Schemes.

(b)	Deed Poll: Prior to dispatch of the Scheme Booklet, execute:

(i)
a deed poll under which the Purchaser offers to acquire the White Energy Shares at the Record Date and covenants in favour of White Energy Shares Scheme Participants generally to perform its obligations under this Agreement, the deed poll and the White Energy Shares Scheme (White Energy Shares Scheme Deed Poll); and

(ii)
a deed poll under which the Purchaser offers to provide the Options Scheme Consideration to the Options Scheme Participants at the Record Date and covenants in favour of Options Scheme Participants generally to perform its obligations under this Agreement, the deed poll and the Options Scheme (Options Scheme Deed Poll).

(c)
Independent Expert Report:  the Purchaser shall provide such information and otherwise assist any expert appointed by White Energy in any way reasonably requested by the expert to assist in the preparation of its report to accompany the Scheme Booklet.

(d)
Conduct of Business by the Purchaser:  During the period from the date of this Agreement to the Effective Date, the Purchaser shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted until now and in compliance in all material respects with all applicable laws and regulations and agreements to which it is a party and use reasonable efforts to preserve its relationships with customers, suppliers, licensors, licensees, joint venturers and others having business dealings with it.

10.	COVENANTS BY WHITE ENERGY

10.1	Conduct of Business by White Energy

(a)
During the period from the Execution Date to the Merger Implementation Date, each of White Energy and the Subsidiary Corporations shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted until now and in compliance in all material respects with all applicable laws and regulations and agreements to which they are a party and use reasonable efforts to preserve their relationships with customers, suppliers, licensors, licensees, joint venturers and others having business dealings with them.

(b)
In addition to and not in lieu of the provisions of Section 10.1, the Parties hereto do hereby acknowledge and agree that during the period between the Execution Date and the Second Court Date, without the consent or approval of the Purchaser, White Energy may issue any White Energy Shares on commercially reasonable terms.

10.2	Covenants about White Energy

White Energy covenants with the Purchaser that during the period commencing on the Execution Date and expiring on the Merger Implementation Date, neither White Energy nor the Subsidiary Corporations will, in connection with the Business or on behalf of White Energy or the Subsidiary Corporations, except in the ordinary course of business or as contemplated by this Agreement, without the prior written consent of the Purchaser:

(a)	enter into, terminate or alter any term of any Material Contract or other material commitment;

(b)	incur any material liability;

(c)	acquire any material asset or authorise any material capital expenditure (except in accordance with existing capital expenditure programs);

(d)	dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its assets or any interest in any of them;

(e)
hire or terminate the employment of or pay or agree to pay any bonus or allowance to any employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any employee;

(f)
issue any additional Subsidiary Corporations Shares, or grant any option to subscribe for any security in White Energy or the Subsidiary Corporations or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in White Energy or any of the Subsidiary Corporations;

(g)	resolve to reduce or increase the Subsidiary Corporations Shares or capital in any way;

(h)	enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement on behalf of White Energy or the Subsidiary Corporations;

(i)	declare or pay any dividend or make any other distribution of White Energy’s or the Subsidiary Corporations’ assets or profits;

(j)	alter or agree to alter White Energy’s or any of the Subsidiary Corporations’ constitutions;

(k)	pass any resolution;

(l)	amend or modify any executed Material Contract;

(m)	resolve any material programs or budgets;

(n)	issue or sell any Additional White Energy Securities between the Execution Date and the Second Court Date that consist of:

(i)	White Energy Shares, or

(ii)	other Additional White Energy Securities that are convertible into or exercisable for additional White Energy Shares,

  which, if issued or sold, would result in a Dilutive Issuance, unless such issuance or sale is either

(A)	approved and consented to in writing by the Purchaser, or

(B)
if the prior written consent of the Purchaser is not obtained and White Energy nonetheless elects to consummate such issuance or sale of Dilutive Issuance Additional White Energy Securities between the Execution Date and the Second Court Date, such issuance or sale shall reduce the White Energy Per Share Value, as provided herein; or

(o)	otherwise take any action that would result in or reasonably be expected to result in a Prohibited Occurrence in respect of White Energy or the Subsidiary Corporations.

10.3	Further Covenants by White Energy

(a)	White Energy hereby covenants in favour of the Purchaser that during the period commencing on the Execution Date and expiring on the Second Court Date it will:

(i)
allow the Purchaser to carry out a financial, commercial and legal due diligence in relation to White Energy and the Subsidiary Corporations and will provide the Purchaser with all relevant information in respect of White Energy and the Subsidiary Corporations, in order for the Purchaser to complete this due diligence;

(ii)	cooperate with the Purchaser’s Investment Bankers in obtaining additional Purchaser Funds for the Purchaser; and

(iii)
not solicit or negotiate with any third party in respect of any proposed tender offer, merger or takeover proposal involving White Energy or any of the Subsidiary Corporations, or take any action which could reasonably be expected to make the Schemes contemplated by this Agreement impossible or impracticable to consummate.

(b)
White Energy will use all reasonable endeavours to ensure that, to the best of its knowledge, information and belief (after due investigation and inquiry by its senior executive officers), none of the information regarding itself or the Subsidiary Corporations supplied by White Energy, or any of their representatives expressly for inclusion in the Purchaser Proxy Statement (including any information included in the financial statements or other financial information required to be included in the Purchaser Proxy Statement) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Second Court Date, a change in such information which would make the preceding sentence incorrect should be discovered by White Energy or the Subsidiary Corporations, as applicable, will promptly notify Purchaser of such change. White Energy and the Subsidiary Corporations agree, and agree to cause their respective representatives to, reasonably cooperate with Purchaser in its preparation of the Purchaser Proxy Statement and the filing of the Purchaser Proxy Statement with the SEC.

(c)
White Energy hereby covenants in favour of the Purchaser that during the period commencing on the Second Court Date and expiring on the Merger Implementation Date it will not issue or agree to issue any White Energy Shares or any other securities whatsoever.

10.4	Break up Fee

(a)
The Parties hereto acknowledge that in the event that, for any reason, the Schemes Participants shall not approve the Schemes contemplated hereby at the Schemes Meetings, the Purchaser may be required to liquidate and return the trust fund to its public shareholders on or after 31 January 2010.  Accordingly, in the event that the Schemes Participants shall not approve the Schemes contemplated hereby at the Schemes Meetings, if the Purchaser shall thereafter be forced to liquidate or otherwise return the trust fund to its public shareholders, and if at any time thereafter, up to and including 31 January 2010, White Energy shall either:

(i)	consummate or be subject to a Sale of Control; or

(ii)
obtain financing for the Business in excess of the Minimum Amount (whether through direct investment, a joint venture or otherwise) from any Person who is not an Affiliate or associate of White Energy,

then, and upon the occurrence of either of such events, White Energy shall, simultaneous with consummation of any such Sale of Control or such financing referred to in section (ii) above, be responsible to pay or cause to be paid to the Purchaser, the sum of Six Million Dollars ($6,000,000) as a break-up fee (the Breakup Fee)

(b)	The provisions of Section 10.4(a) above shall be subject to the provisions of Section 10.4(d) below, and shall terminate on the earlier to occur of either of the following events:

(i)	the Schemes Participants shall have approved the Schemes contemplated hereby at the Scheme Meetings;

(ii)	White Energy shall have been successful in procuring the White Energy Majority Shareholders Consents.

(c)
The Parties and their respective boards of directors do hereby agree and acknowledge that the Breakup Fee (representing only approximately 1.25% of the estimated White Energy Market Value) is reasonable under the circumstances and represents a reasonable estimation of the loss and damage that may be suffered and incurred by the Purchaser as a result of the Schemes contemplated by this Agreement not being consummated by reason of the Schemes Participants Shareholders not approving the Schemes.

(d)
Notwithstanding the provisions of Section 10.4(c) above, if it is found by any court of competent jurisdiction in Australia from which no appeal can or shall be taken that the Breakup Fee or any part of the Breakup Fee (the Impugned Amount) (i) is or was or would be unlawful; (ii) constitutes a breach of the fiduciary duties of the directors of White Energy; or (iii) constitutes an Unacceptable Circumstances, then, and in such event:

(i)	the undertaking shall not apply to the extent of the Impugned Amount;

(ii)	the Person making payment of such Breakup Fee shall have a good defence to any claim for the Impugned Amount; and

(iii)	if the other Party has been paid the Impugned Amount, that Party must immediately refund the Impugned Amount to the Payer.

(e)
Provided that the Purchaser shall have complied with all of its representations and warranties contained in this Agreement and shall have performed all of the covenants and agreements on its part to be performed hereunder (unless such performance by the Purchaser shall have been rendered irrelevant because the Schemes Participants shall not approve the Schemes contemplated hereby at the Schemes Meetings), neither White Energy nor any officer or director of White Energy shall commence any action or proceeding of the nature contemplated by Section 10.4(d) to dispute all or any portion of the Breakup Fee.

10.5	Event affecting value of White Energy Shares

If, on or before Merger Implementation Date, an event occurs which has or may have a Material Adverse Effect on the profitability or value of White Energy, or the value of the Business shall have occurred, White Energy must, immediately upon becoming aware of that event, give written notice to the Purchaser fully describing the event.

11.	COVENANTS BY THE PURCHASER

11.1	Conduct of Business by the Purchaser

During the period from the Execution Date to the Merger Implementation Date, the Purchaser shall carry on its Business in the usual, regular and ordinary course in substantially the same manner as conducted until now and in compliance in all material respects with all applicable laws and regulations and agreements to which it is a party and use reasonable efforts to preserve their relationships with customers, suppliers, licensors, licensees, joint venturers and others having business dealings with them.

11.2	Covenants about the Purchaser

The Purchaser covenants with White Energy that during the period commencing on the Execution Date and expiring on the Merger Implementation Date, the Purchaser will not, except as contemplated by this Agreement, without the prior written consent of White Energy:

(a)	enter into, terminate or alter any term of any material contract or commitment;

(b)	incur any additional Material Purchaser Liability;

(c)	acquire any material asset or authorise any material capital expenditure;

(d)	dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its current or future assets or any interest in any of them;

(e)
hire or terminate the employment of or pay or agree to pay any bonus or allowance to any employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any employee;

(f)
except for Warrants or Other Warrants listed on Sections 1(c) and (d) of Exhibit 2 hereto, grant any option to subscribe for any security in the Purchaser or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in the Purchaser or enter into any agreement with respect to the ownership or control of any securities of the Purchaser; provided, however, that from and after the Execution Date and on any one or more occasions on or before the Second Court Date, the Purchaser shall have the right to issue and sell

(i)            additional Purchaser Shares or

(ii)           other Additional Purchaser Securities of the Purchaser

(in each case, upon terms and conditions that shall be reasonably satisfactory to White Energy) for the sole purpose of purchasing or otherwise acquiring Purchaser Shares that are then currently owned by any one or more Record Purchaser Shareholder(s) who (i) shall have advised the Purchaser or its representatives that such Person will not vote in favour of this Agreement and the Schemes contemplated hereby, or (ii) wishes to exercise such Person’s right to redeem such Purchaser Shares and receive payment of the purchase price therefore; and provided, further, that the issuance of additional Purchaser Shares for the foregoing purposes that are issued a per share price of not less than (US)$7.50 and not more than (US)$10.00, will be deemed to have issued on terms satisfactory to White Energy;

(g)	resolve to reduce or alter its share capital in any way;

(h)
buy-back Purchaser Shares or enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement; provided, however, that on or before the Second Court Date, the Purchaser shall have the right to buy-back Purchaser Shares from, or enter into one or more buy-back agreements with, any one or more Record Purchaser Shareholder(s) who shall (i) have advised the Purchaser or its representatives that such Person will not vote in favour of this Agreement and the Schemes contemplated hereby, or (ii) who wishes to exercise such Person’s right to redeem such Purchaser Shares and receive payment of the purchase price therefore; provided, further, that, after giving effect to all such buy-backs and buy-back agreements and the payments made by the Purchaser in connection therewith, there shall be not less than the Minimum Amount available on the Second Court Date;

(i)	declare or pay any dividend or make any other distribution of its assets or profits;

(j)	alter or agree to alter the Purchaser Organizational Documents (except as otherwise contemplated by this Agreement);

(k)	pass any resolution that would have a Material Adverse Effect;

(l)	sell or issue any Additional Purchaser Securities, other than as contemplated in Section 11.2(f) and Section 11.2(h); or

(m)	otherwise take any action that would result in or reasonably be expected to result in a Prohibited Occurrence in respect of the Purchaser.

11.3	Further Covenants by the Purchaser

(a)
The Purchaser covenants in favour of White Energy that during the period commencing on the Execution Date and expiring on the Second Court Date or such later date as set out in the specific sub-clause below, it will:

(i)
allow White Energy to carry out a financial, commercial and legal due diligence in relation to the Purchaser and will provide White Energy with all relevant information in respect of the Purchaser, in order for White Energy to complete this due diligence;

(ii)
use its best endeavours to ensure that the approval of any third parties (if any) is obtained to the issue of the Consideration Shares, the Purchaser Options, the Purchaser Convertible Notes and any other Purchaser Shares to be issued pursuant to this Agreement (if required);

(iii)
use its best endeavours to obtain and provide confirmation from all third party financiers to the Purchaser that they consent to the change of control of the Purchaser or that the change of control is not an event of default pursuant to any financing arrangements;

(iv)
use its best endeavours to increase the amount of Purchaser Funds by the sale and issuance of additional Purchaser Shares or other Additional Purchaser Securities. All upon such terms and conditions as shall be mutually acceptable to White Energy and the Purchaser;

(v)	use its best endeavours to satisfy the condition precedent in Section 3.1(y) and Section 3.1(z); and

(vi)	ensure that the aggregate amount of the Adjusted Funds that are available to the Purchaser and White Energy as at the Merger Implementation Date shall be not less than the Minimum Amount.

(b)
Other than as contemplated by this Agreement, the Purchaser hereby covenants in favour of White Energy that during the period commencing on the Second Court Date and expiring on the Merger Implementation Date it will not issue or agree to issue any Purchaser Shares or any other securities whatsoever.

(c)
The Purchaser shall cause the Purchaser Shareholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of seeking the Purchaser Shareholder Approvals, pursuant to the requirements of Purchaser’s Organizational Documents, applicable law and applicable stock exchange requirements.  The Purchaser shall use its best efforts to cause its board of directors to recommend that its shareholders vote in favour of the matters required for Purchaser Shareholder Approvals.  In connection with the Purchaser Shareholders Meeting, Purchaser shall:

(i)
prepare and mail to its shareholders the Purchaser Proxy Statement meeting the requirements of the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required) and all other proxy materials for the Purchaser Shareholders Meeting;

(ii)	use its best efforts to obtain the Purchaser Shareholder Approvals; and

(iii)	will otherwise comply with applicable legal requirements with respect to the Purchaser Shareholder Meeting.

(d)
Purchaser agrees that the Purchaser Proxy Statement will comply in all material respects with all of the requirements of the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required) and Purchaser will ensure that the Purchaser Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Purchaser with respect to information supplied in writing by White Energy or the Subsidiary Corporations expressly for inclusion in the Purchaser Proxy Statement.  Purchaser shall promptly correct any information provided by it for use in the Purchaser Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Purchaser Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders as and to the extent required by the Securities Act or the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required) and to White Energy. Purchaser shall give White Energy and its counsel a reasonable opportunity to review and comment on the Purchaser Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Purchaser will give due consideration to White Energy's comments. Purchaser will provide to White Energy and its counsel any comments that Purchaser or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Purchaser Proxy Statement promptly after receipt of any such comments. Purchaser will use its reasonable best efforts to respond promptly to any comments received from the SEC or its staff.

(e)
With respect to any information change notice delivered by White Energy to Purchaser pursuant to Section 10.3(b) hereof, Purchaser shall promptly correct any such information in the Purchaser Proxy Statement and shall take all steps necessary to cause the Purchaser Proxy Statement as so corrected to be disseminated to its shareholders as and to the extent required by the Securities Exchange Act (determined as if compliance with Regulation 14A thereunder were required).

(f)	Until the earlier of the Merger Implementation Date or the termination of this Agreement, Purchaser shall not:

(i)	solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for;

(ii)	continue, propose or enter into any negotiations or discussions looking toward;

entering into any agreement or understanding providing for any acquisition of any capital shares of Purchaser or any part of its assets or Business (in whole or in part), nor shall Purchaser provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Purchaser shall immediately notify White Energy of any such inquiries or proposals or requests for information for such purpose.

11.4	Event affecting value of Purchaser Shares

If, on or before the Merger Implementation Date, a Material Adverse Effect on the profitability or value of the Purchaser Shares or the Consideration Shares, or the available Purchaser Funds shall have occurred, the Purchaser must, immediately upon becoming aware of that event, give written notice to White Energy fully describing the event.

12.	REPRESENTATIONS AND WARRANTIES BY WHITE ENERGY

12.1	Representations and Warranties

The representations and warranties of White Energy set forth on Exhibit 1 annexed hereto are hereby incorporated by reference in this Agreement, as though more fully set forth herein at length.  White Energy represents and warrants to the Purchaser, as an inducement to the Purchaser to enter into this Agreement and it is a condition of this Agreement that the statements set out in Exhibit 1 are and will be true, complete and accurate at the Execution Date, the Second Court Date and at the Merger Implementation Date, except as otherwise disclosed in the White Energy Disclosure Schedule.

12.2	Indemnity

White Energy hereby agrees to indemnify and hold harmless the Purchaser against any Claim against the Purchaser to the extent that the Claim arises from or is in connection with:

(a)
any breach of any representation or warranty set out in Exhibit 1, other than any representation or warranty, the breach of which could not be reasonably expected to have a Material Adverse Effect on White Energy or any of the Subsidiary Corporations, either individually or as a consolidated whole, or

(b)	the failure by White Energy to perform any of their respective covenants and agreements to be performed under this Agreement.

12.3	Repetition on Second Court Date and Merger Implementation Date

The matters set out in Exhibit 1 will be taken to be repeated by White Energy on the Second Court Date and the Merger Implementation Date with reference to the facts and circumstances existing at that date.

13.	REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

13.1	Representations and Warranties

The representations and warranties of the Purchaser set forth in Exhibit 2 annexed hereto are hereby incorporated by reference in this Agreement, as though more fully set forth herein at length.  The Purchaser represents and warrants to White Energy, as an inducement to White Energy and White Energy to enter into this Agreement and it is a condition of this Agreement that the statements set out in Exhibit 2 are and will be true, complete and accurate, at the Execution Date, at the Second Court Date and the Merger Implementation Date, except as disclosed in the Purchaser Disclosure Schedule.

13.2	Indemnity by Purchaser

The Purchaser hereby agrees to indemnify and hold harmless White Energy against any Claim against White Energy, or the Subsidiary Corporations to the extent that the Claim arises from or is in connection with:

(a)
any breach of any representation or warranty set out in Exhibit 2, other than any representation or warranty, the breach of which could not be reasonably expected to have a Material Adverse Effect on the Purchaser;

(b)	the failure by the Purchaser to perform any of its covenants and agreements to be performed under this Agreement; or

(c)	any Material Purchaser Liability which occurred or which was incurred or arose prior to the Second Court Date, including specifically, any Material Liability relating to the China Tel Transaction.

13.3	Repetition on Second Court Date and Merger Implementation Date

The matters set out in Exhibit 2 will be taken to be repeated by the Purchaser on the Second Court Date and the Merger Implementation Date with reference to the facts and circumstances existing at that date.

14.	GENERAL REPRESENTATIONS AND WARRANTIES AND ACKNOWLEDGEMENTS BY ALL PARTIES

14.1	Representations and warranties

Each Party represents and warrants to the other Parties that:

(a)	if a Party is a corporation, it is duly registered under the relevant and appropriate legislation;

(b)
the entry into and performance of this Agreement by the Party does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Party is bound;

(c)	the Party has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms; and

(d)	no Event of Insolvency has occurred in relation to the Party nor is there any act which has occurred or any omission made which may result in an Event of Insolvency occurring in relation to the Party.

15.	CONFIDENTIALITY

15.1	Terms to remain confidential

Each Party is to keep confidential the terms of this Agreement, and any other  Confidential Information obtained in the course of furthering this Agreement, or during the negotiations preceding this Agreement, and is not to disclose it to any Person except:

(a)	to employees, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b)	with the consent of the other Parties;

(c)	if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d)	if required by law or a stock exchange;

(e)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(g)	to a financier or prospective financier (or its advisers) of a Party.

15.2	Disclosure of Information

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that Persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted by this Agreement.

15.3	Obligations continuing

The obligations under this Section 15 contain obligations, separate and independent from the other obligations of the Parties and remain in existence for a period of five (5) years from the Execution Date, regardless of any termination of this Agreement.

15.4	Stock Exchange Listing

The Parties acknowledge that White Energy is a company listed on ASX and accordingly is required to make certain disclosures in the circumstances set out in the ASX Listing Rules.  The Parties acknowledge that Purchaser is a company listed on NYSE Alternext and accordingly is required to make certain disclosures in the circumstances set out in the NYSE Alternext  Listing Rules and as required by U.S. securities laws.

15.5	Agreed announcement

A party may not make any other public announcement release any information to the public relating to the Schemes and any transactions contemplated by this Agreement or the Schemes (including the fact that the parties have executed this Agreement) unless:

(a)	the other party has consented, such consent not to be unreasonably withheld or delayed, to the announcement, including the form and content of that disclosure; or

(b)
the announcement must be made in order to comply with any law, regulation or rule of the SEC or a stock exchange, and the party making the announcement has provided the other party with at least one Business Day notice of the requirement to make the announcement and a copy of the proposed draft announcement.

16.	DEFAULT

If any of the Parties (Defaulting Party) shall default in the due observance or performance of any of its obligations under this Agreement the observance or performance of which is or becomes essential and such default shall continue for five (5) Business Days after the receipt of a notice in writing from:

(a)	where the Defaulting Party is White Energy – the Purchaser; or

(b)	where the Defaulting Party is the Purchaser – White Energy,

to remedy the default, then the Party or Parties not in default (the Non Defaulting Party) may, without further notice to the Defaulting Party:

(a)	rescind this Agreement and be entitled to such damages as to which the Non Defaulting Party would be entitled at common law or in equity; or

(b)	sue the Defaulting Party for specific performance of this Agreement.

17.	DIRECTORS’ DUTIES

Nothing in this Agreement imposes obligations on either party to the extent that compliance with the relevant section would involve a breach of fiduciary duties by directors of that party or be otherwise unlawful, provided that the party must give prior written notice to the other party before taking any action in respect of which it relies on this section and must, to the extent permitted by law and as expeditiously as practicable, provide full particulars to the other party, and consult with the other party in good faith, with respect to the relevant action.

18.	RELEASE

Subject to section 199A of the Corporations Act, no party, and no officer or director of a party, shall be liable for anything done or purported to be done in connection with the Schemes in good faith, but nothing in this section shall exclude any liability which may arise from a grossly negligent act or omission on the part of such a person.  Each party receives and holds the benefit of this release, to the extent that it relates to its officers or directors, as agent for them.

19.	BUSINESS DAY

Except where otherwise expressly provided, where under this Agreement the day on which any act, matter or thing that is required to be done is not a Business Day, that act, matter or thing shall be done on the immediately succeeding Business Day.

20.	NOTICES AND CERTIFICATES

20.1	Notices and Certificates in writing

Each notice or certificate authorised or required to be given to a Party shall be in writing and may be delivered Personally or sent by next day courier service or facsimile in each case addressed to the Party at its address set out in Section 20.2, or as the case may be to such other address as it may from time to time notify to the other Parties pursuant to Section 20.3.

20.2	Initial address of Parties

The initial address of the Parties shall be as follows:

In the case of the Purchaser:

Asia Special Situation Acquisition Corp.
Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands

With copies to:

Dr. Gary Hirst
1515 International Parkway,
Suite 2031
Lake Mary, FL  32746
Facsimile: INT +(407) 805-0517

-and-

Hodgson Russ LLP
1540 Broadway, Suite 2400
New York, New York 10036
Attn:  Stephen A. Weiss, Esq.
Facsimile:  INT + (212) 751-4300
Email: sweiss@hodgsonruss.com

In the case of White Energy:

Level 11
213 Miller Street,
North Sydney, NSW 2059
Facsimile:                          INT + (61-2) 9959 0099
Attention:  Chief Financial Officer

With copies to:

Steinepreis Paganin
Level 4, The Read Buildings
16 Milligan Street
PERTH WA 6000
Attn: Roger Steinepreis
Facsimile: INT +(61-8) 9321 4333
Email: roger@steinpag.com.au

-and-

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York  10020
Attn: Marjorie Sybul Adams, Esq.
Facsimile: INT + (212) 884-8517
Email:  Marjorie.adams@dlapiper.com

20.3	Change of Address

Each Party may from time to time change its address by giving notice pursuant to Section 20.1 to the other Parties.

20.4	Receipt of notice

Any notice given pursuant to Section 20.1 will be conclusively deemed to have been received:

(a)
in the case of Personal delivery, on the actual day of delivery if delivered prior to 5.00 pm (local time) on a Business Day or on the next following Business Day if delivered after 5.00pm (local time) on a Business Day or on a day other than a Business Day;

(b)	if sent by mail, on the tenth clear Business Day after the day of posting; or

(c)	if sent by facsimile or electronic mail, on the day after the facsimile or electronic was sent by clear transmission and confirmed as received.

21.	NON-ASSIGNMENT

No Party may assign any or all of its rights and obligations under this Agreement to any Person except with the prior written consent of the other Parties which consent shall not be unreasonably withheld or delayed.

22.	FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Agreement.

23.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the State of New South Wales and the Parties agree to submit to the non-exclusive jurisdiction of the courts of New South Wales and the courts which hear appeals therefrom.

24.	VARIATION

(a)	No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

(b)
If a Party proposes an amendment or alteration that will optimise the benefits flowing to a Party and not detriment the position or benefits flowing to another Party, the Parties agree that they will use their best endeavours to implement such amendment or alteration and shall not unreasonably withhold their consent to such amendment or alteration.

25.	COSTS

25.1	Stamp Duty

All stamp duty assessed on or in respect of this Agreement or any document or transaction contemplated by this Agreement shall be paid 50% by the Purchaser and 50% by White Energy.

25.2	Legal Costs

In addition to the provisions of Section 7.4 above, each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

26.	WAIVER, REMEDIES CUMULATIVE

26.1	Waiver

The waiver by either party of a breach or default by the other party of this Agreement or a failure to satisfy a condition shall not be construed as a waiver of any other breach or default or non-fulfilment of this Agreement or of any other provisions of this Agreement and shall not impair the exercise of any rights accruing to it under this Agreement thereafter.  All waivers must be in writing.  Any delay or omission on the part of either party to exercise or avail itself of any rights accruing to it under this Agreement shall not operate as a waiver by such party of any breach or default by the other party of any of the said provisions.

26.2	Remedies Cumulative

All rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

27.	MISCELLANEOUS

27.1	Enforcement of Provisions

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

27.2	Sole Understanding

(a)	This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

(b)
For the avoidance of any doubt, the parties agree that the Share Exchange Agreement is hereby terminated and of no further force or effect and the parties release each other from and in respect of all claims in relation to the Share Exchange Agreement.

27.3	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

27.4	Time

Time shall be of the essence in this Agreement in all respects.

[balance of this page intentionally left blank – signature page follows]

EXECUTED by the Parties as an Agreement.

EXECUTED BY: ASIA SPECIAL SITUATION ACQUISITION CORP. in accordance with its constituent documents and Cayman Islands law:	) ) ) )
/s/ Gary T. Hirst
President /s/ Michael Hlavsa
Secretary

EXECUTED BY: WHITE ENERGY COMPANY LIMITED ACN 071 527 083 in accordance with the Corporations Act:	) ) ) )
/s/ John Atkinson
Director /s/ Travers Duncan
Director/Secretary

EXHIBIT 1 – REPRESENTATIONS AND WARRANTIES OF WHITE ENERGY

1.	Share capital

(a)	(Due Issuance and Payment): The White Energy Shares and the issued and outstanding Subsidiary Corporations Shares are fully paid up and non-assessable and have been duly issued and allotted.

(b)
(Shares):  The aggregate number of the issued and outstanding White Energy Shares and Subsidiary Corporations, and the record and beneficial owners of the White Energy Shares or Subsidiary Corporations is set forth on Schedule A to this Exhibit 1.

(c)
(No right to subscribe): Other than as set out in this Agreement and disclosed to the Purchaser, No Person has any right or option to subscribe for or otherwise to acquire any further White Energy Shares.

(d)
(No preference shares or convertible securities):  White Energy does not have any preferred or preference shares authorized or issued.  No Person has any right to convert any notes or other securities of White Energy into White Energy Shares other than as set out in this Agreement or disclosed to the Purchaser.

(e)
(No warrants or options):  There are no outstanding warrants, options, contracts, calls, first refusals, commitments, rights or demands of any kind relating to the issued or unissued capital of White Energy other than as set out in this Agreement or disclosed to the Purchaser.

(f)
(No other allotments):  Other than as set out in this Agreement or disclosed to the Purchaser, White Energy is not under any obligation to allot any shares to any Person or Persons, or otherwise to alter the structure of any part of its unissued share capital, and White Energy is not under any obligation to give any option over any part of its unissued share capital nor has White Energy offered to do any of the matters stated in this sub-paragraph other than as set out in this Agreement or disclosed to the Purchaser.

2.	Effect of this Agreement

The entry into and performance of this Agreement and all Exhibits hereto and other documents executed pursuant to this Agreement:

(a)	will not relieve any Person of any contractual or other obligation to White Energy or entitle any Person to re-negotiate the terms or conditions of any such obligation;

(b)	do not and will not conflict with, violate or result in a breach by White Energy or the occurrence of an event of default under any agreement or any law, undertaking to or judgment or Court order;

(c)	will not result in any indebtedness, present or future, of White Energy becoming due or capable or being declared due and payable before the stated maturity date;

(d)
will not give rise to any contractual or other obligation of White Energy to any Person or entitle any Person to require the performance of or compliance with any existing contractual or other obligation of White Energy; and

(e)	will not entitle any Person with whom White Energy has a contract or arrangement of any kind to terminate that contract or arrangement or to impose less favourable terms on White Energy.

3.	White Energy

White Energy:

(a)	is duly registered, has full corporate power to own its assets and Business and to carry on its Business as now conducted; and

(b)	has done everything reasonably necessary to do business lawfully in all jurisdictions in which its Business is carried on.

4.	Contracts and Commitments

(a)
(Material Contracts):  All Material Contracts to which White Energy is a party and relating to the Acquisition have been fully disclosed to the Purchaser prior to the Execution Date and listed on White Energy’s Disclosure Schedule.

(b)
(Executed Material Contracts):  Each and every Material Contract and other instrument or other commitment relating to the Acquisition to which White Energy is a party and which is executed, delivered and assigned to White Energy on the Second Court Date, represents and will represent a valid and binding obligation of all of the parties thereto in accordance with their respective terms.

(c)
(Unexecuted Material Contracts):  Having regard to commercial circumstances, White Energy shall use its best efforts to cause to be duly executed and delivered on or before the Second Court Date, such Material Contracts submitted in draft form and which are not duly executed as at the Execution Date as it, in its reasonable opinion, considers necessary for White Energy to carry on the Business.

(d)
(No Defaults): White Energy has not committed any default or event of default under any Material Contract and no event has occurred, which, with the passage of time, the giving of notice, or both, would constitute a default or event of default under any such Material Contract and such event having not been rectified after appropriate notice of the event has been provided to the relevant party under the relevant contract or the event is not capable of rectification.  To the knowledge of White Energy no other party to any Material Contract has committed any default or event of default under any such Material Contracts and such event having not been rectified after appropriate notice of the event has been provided to the relevant party under the relevant contract or the event is not capable of rectification

(e)	(No contracts outside ordinary course of business): White Energy is not a party to any contract or commitment relating to the Acquisition which has been entered into and which is in existence that:

(i)             is outside the ordinary course of its Business;

(ii)
even if entered into in the ordinary course of its Business, involves or is likely to involve obligations or liabilities which by reason of their magnitude or nature ought reasonably to be made known to an intending purchaser of the White Energy Shares;

(iii)             is not at arm’s length or not on normal commercial terms; or

(iv)             is long term, substantial or onerous.

(f)
(No guarantees given):  Other than as disclosed to the Purchaser and other than guarantees provided in the ordinary course of its business, White Energy has not guaranteed or indemnified and is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any Person, and has not given a letter of comfort to any Person.

(g)
(Material Contracts sufficient):  The Material Contracts that are duly executed, delivered and assigned to White Energy on the Second Court Date are sufficient to conduct the Business of White Energy as currently conducted and as expected to be conducted as at the Second Court Date.

5.	Corporate matters

(a)
(Assets owned by White Energy):  White Energy is the legal and beneficial owner of all of their assets, which are owned free and clear of any Encumbrance, except as disclosed in the White Energy Disclosure Schedule, and on the Second Court Date BCBC will hold the exclusive license to the Technology throughout the world pursuant to the Licence Agreement and 51% of the Adaro Joint Venture and BCBC Singapore will hold 51% of the equity of the Bayan Joint Venture.

(b)	(Encumbrances): Except as disclosed in the White Energy Disclosure Schedule, there are no Encumbrances over all or White Energy’ present or future assets or revenues of its business.

(c)	(Compliance with contracts): White Energy has complied in all material respects with:

(i)	its constitution;

(ii)	all Material Contracts;

(iii)	any instrument to which it is a party or by which it is bound; and

(iv)	all Statutes and other legal requirements and all judgments, orders, injunctions and requirements of any Court or Government Authority,

(v)	and there has not occurred any event which, with the passing of time or giving of notice, would constitute a material breach or default of any of the above.

(d)	(No powers of attorney): There are no powers of attorney given by White Energy in favour of any Person which are or may come to be in force in relation to the Business or White Energy.

(e)	(Officers duly appointed): All of the directors and secretaries of White Energy have been duly appointed in accordance with the Corporations Act.

(f)
(All duties and taxes paid):  All stamp duties and other taxes for which White Energy is primarily liable in respect of every deed, agreement or other document to which White Energy is or has been a party have been duly paid or adequately provided for.

(g)
(Filings):  White Energy has filed all annual returns, resolutions, particulars, other forms, returns and documents as and where required to be filed or registered, such documents were accurate in all material respects, and White Energy is not liable to be struck off the register of companies.

6.	Intellectual Property and Confidential Information

(a)         The White Energy Disclosure Schedule accurately describes:

(i)	all registered and unregistered business names and Trademarks;

(ii)	all registered Patents; and

(iii)	all applications for registration of Trademarks, Patents;

which will be as at the Second Court Date owned or used by White Energy in connection with the Business.

(b)	(Right and title): Other than as disclosed to the Purchaser by White Energy, as at the Execution Date and the Second Court Date:

(i)	BCBC has been legally and validly granted the exclusive right and licence (as a licensee) to the Technology throughout the world pursuant to the Licence Agreement;

(ii)	BCBC has not granted any sub- licence to Commercialise the Technology to any Person (other than to the Bayan Joint Venture Company and River Energy JV Limited); and

(iii)	White Energy will not have assigned or disposed of any right, title or interest in the Intellectual Property Rights.

(c)            (Legally and beneficially owned):  The Intellectual Property Rights:

(i)	will as at the Second Court Date and pursuant to the Head Licenses be legally vested in White Energy (as a sub-licensee), if required;

(ii)
to the best of White Energy’s knowledge, information and belief, are not being presently infringed, nor are they the subject of any dispute, litigation or expungement application (whether threatened or otherwise); and

(iii)	are not subject to any licence or authority in favour of any third Person, and the exercise of them does not infringe the rights of any other Person.

(d)	(Confidential Information): There has not been any misuse or unauthorised disclosure of any Confidential Information.

(e)
(Head Licence):  The Head Licences are valid, binding and enforceable in accordance with its terms.  White Energy has complied at all times with the terms of the Head Licences, and no act or omission has occurred which would entitle the licensor under the Head Licences to terminate that Head Licences.

(f)	(No use by other Persons): White Energy is not aware of any use by any other Person of any business name or trade mark owned or used by White Energy.

(g)
(No infringement of other right):  To the best of White Energy’s knowledge, information and belief, none of the Intellectual Property Rights or other processes now or at any time employed, or the products now or at any time produced by White Energy, constitutes or may constitute an unauthorised infringement of any intellectual property rights of any other Person.

7.	Absence of Litigation

(a)
(No current or pending litigation):  White Energy and any Person for whom it may be vicariously liable is not engaged in any capacity in any prosecution, litigation, arbitration proceedings or administrative or governmental challenge or investigation (Litigation).  In addition, no Litigation exists involving the Intellectual Property Rights, the Technology or the right to Commercialise the Technology.

(b)
(No pending Litigation):  There is no Litigation pending, threatened, anticipated or contemplated against White Energy or any Person for whom White Energy may be vicariously liable.  In addition, no Litigation involving the Intellectual Property Rights, the Technology or the right to Commercialise the Technology is currently pending.

(c)
(No facts giving rise to Litigation):  No fact or circumstance exists which may give rise to any Litigation which could materially affect the ability of White Energy to continue to operate the Business.

(d)
(No outstanding judgments):  There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, or notices affecting White Energy or any Person for whom White Energy may be vicariously liable.

8.	Taxation

(a)	(Compliance): White Energy has duly complied with all of its taxation obligations.

(b)
(All other taxes assessed and paid):  All Taxes which have been assessed or imposed or which are deemed to have been assessed or imposed or which are lawfully assessable or payable by or upon White Energy has been paid or remitted to the relevant Revenue Authority by White Energy.

(c)
(No penalty or fine paid or payable):  White Energy has not in the past five years paid or become liable to pay, nor are there any circumstances by reason of which White Energy is likely to become liable to pay, any penalty, fine or interest with respect to any Tax.

9.	Material disclosure

(a)
(All material information):  Any information known or which should be known to White Energy concerning White Energy which might reasonably be regarded as material to a purchaser for value of the White Energy Shares has been disclosed in writing to the Purchaser and is set forth in White Energy Disclosure Schedules.

(b)
(True, complete and accurate):  All information concerning White Energy or concerning the White Energy Shares supplied to the Purchaser or its agents, employees or advisers by White Energy or its agents, employees or advisers is true, complete and accurate in all respects, and is not misleading or deceptive.

(c)
(No material error or misstatement):  No representation, warranty or document made or furnished by White Energy in connection with this Agreement contains any material error or misstatement nor does it omit to state any material fact.

(d)
(No adverse acts):  Nothing has been done or omitted to be done in relation to the White Energy Shares or White Energy which might materially adversely affect the interests of the Purchaser as an intending purchaser of the White Energy Shares.

(i)
Permits; Compliance.  White Energy is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the Permits), and there is no action pending or, to the knowledge of any executive officer of White Energy, threatened regarding suspension or cancellation of any of the Permits.  White Energy is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Neither White Energy nor White Energy has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

(ii)
Environmental Matters.  There are, with respect to White Energy, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under any environmental laws of any country throughout the world, and White Energy has not received any notice with respect to any of the foregoing, nor is any action pending or, to the knowledge of any executive officer of White Energy, threatened in connection with any of the foregoing.  The term Environmental Laws means all laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, Hazardous Materials) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by White Energy, and no Hazardous Materials were released on or about any real property previously owned, leased or used by White Energy during the period the property was owned, leased or used by such Company, except in the normal course of their businesses.  There are no underground storage tanks on or under any real property owned, leased or used by White Energy that are not in compliance with applicable law.

(iii)
Title to Property.  White Energy has good and marketable title to all real property or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of White Energy as presently conducted and good and marketable title to all personal property owned by them which is material to the business of such Company, in each case free and clear of all Liens and defects except such as would not have a Material Adverse Effect.  Any real property and facilities held under lease by White Energy is held by it under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

(iv)
Insurance.  White Energy is insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as management of White Energy believes to be prudent and customary in the businesses in which White Energy is engaged.  No executive officer of White Energy or White Energy has any reason to believe that White Energy will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such businesses at a cost that would not have a Material Adverse Effect.

(v)	Solvency. White Energy is solvent. White Energy has the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

(vi)
No Brokers.  Except as set forth in the White Energy Disclosure Schedule, White Energy has not taken any action which would give rise to any claim by any Person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the Schemes hereunder.

10.	Interpretation

For the purposes of this Exhibit 1, a document, matter or thing shall be deemed to be “disclosed to the Purchaser” if it has been released publicly to ASX (i.e. as an ASX announcement) or is contained in the White Energy Dataroom as at the Execution Date.

SCHEDULE A TO EXHIBIT 1

Corporation	Shares	Legal holder of Shares	Beneficial holder of Shares
White Energy Company Limited	192,277,	Various – refer to share register	Various
Subsidiary Corporation	Subsidiary Corporation Shares	Legal holder of Subsidiary Corporation Shares	Beneficial holder of Subsidiary Corporation Shares
WET	100,000	White Energy	White Energy
BCBC	1	WET	WET
Coking BCB Pty Ltd	100	WET	WET
White Energy Coal North America Inc.	1000	BCBC	BCBC
BCBC-Singapore Pte Ltd	1	BCBC	BCBC
PT Kaltim Supacoal Singapore Pte. Ltd.	51	BCBC Singapore	BCBC Singapore
PT Kaltim Supacoal	6,375	BCBC Singapore	BCBC Singapore
White Manufacturing Pty Ltd	100,000	WET	WET
White Investments North America Pty Ltd	100,000	WET	WET
White Energy Coal Project Company, LLC	1,000	White Energy Coal North America, Inc	White Energy Coal Project Company, LLC
White Energy Coal Wyoming, LLC	1,000	White Energy Coal North America, Inc	White Energy Coal North America, Inc
River Energy JV Limited	51	BCBC	BCBC
White Energy China Limited	100	BCBC	BCBC
Amerod Resources Pty Ltd	1	White Energy Company Limited	White Energy Company Limited
Amerod Exploration Ltd	5,150,002	White Energy Company Limited	White Energy Company Limited
Amerod Holdings Pty Ltd	2	Amerod Exploration Ltd	Amerod Exploration Ltd

Spike Services Pty Ltd	2	White Energy Company Limited	White Energy Company Limited
Spike Licenses, Inc.	100	White Energy Company Limited	White Energy Company Limited

EXHIBIT 2– PURCHASER WARRANTIES

1.	Capitalization of Purchaser

(a)
(Shares fully paid):  The issued and outstanding Purchaser Shares are duly and validly authorized, fully paid up and have been duly and validly issued and allotted.  The Consideration Shares will be at the Second Court Date and the Merger Implementation Date duly and validly authorized, and when issued and delivered in accordance with the terms hereof for the consideration set forth in Section 4.3 of the Agreement, will be duly and validly issued and allotted.  All outstanding Purchaser Shares have been, and upon issuance the Consideration Shares will be, issued in compliance with all applicable U.S. state and federal securities laws.

(b)
(Capital Shares): The authorized capital shares of Purchaser consists of 50,000,000 ordinary shares of a par value of $0.0001 per share (provided, that the number of authorized ordinary shares may be increased as approved by the Purchaser Shareholder Approvals) and 1,000,000 preferred shares of a par value of $0.0001 per share, of which 14,000,000 ordinary shares are issued and outstanding as of the Execution Date and no preferred shares are issued and outstanding.

(c)	(Purchaser Warrants): An aggregate of 17,225,000 Insider Warrants and Public Warrants (collectively, Purchaser Warrants) of the Purchaser are owned of record, as follows:

(i)	as to 5,725,000 Insider Warrants as at the Second Court Date or immediately thereafter, such Insider Warrants will be re-purchased by the Purchaser on terms satisfactory to White Energy; and

(ii)	as to 11,500,000 Public Warrants, by purchasers of the units of securities of the Purchaser sold to the public in its initial public offering or transferees thereof.

(d)	(Other Warrants): There are:

(i)
warrants to be issued to Maxim Group LLC and CRT Capital Group LLC to purchase 450,000 units of the Purchaser, comprised of 450,000 Purchaser Shares and 450,000 additional Public Warrants, with each such warrant being exercisable for one Purchaser Share and one Public Warrant at an exercise price of $12.50;

(ii)	warrants outstanding and held by Lodestar Services SA to purchase 200,000 ordinary shares of the Purchaser at an exercise price of $7.50 per share; and

(iii)
warrants that may be issued to Canaccord Capital Corp. and Roth Capital Partners LLC in connection with the sale of Additional Purchaser Securities, as contemplated pursuant to Schedule A of this Exhibit 2 (collectively, the Other Warrants).

(e)	(No right to subscribe): No Person has any right or option to subscribe for or otherwise to acquire any further Purchaser Shares, except for the Purchaser Warrants and the Other Warrants.

(f)
(No options):  Except for the Purchaser Warrants and the Other Warrants, there are no outstanding options, warrants, calls, first refusals, commitments, rights, demands, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts of any kind relating to the issued or unissued capital of the Purchaser.  There are no statutory pre-emptive rights or pre-emptive rights granted under Purchaser’s Organizational Documents or stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to Purchaser.

(g)
(No other allotments):  The Purchaser is not under any obligation to allot any shares to any Person or Persons, or otherwise to alter the structure of any part of its unissued share capital, and the Purchaser is not under any obligation to give any option over any part of its unissued share capital nor has the Purchaser offered to do any of the matters stated in this sub-paragraph.

(h)	(Exemption): The offer, sale and issuance of the Consideration Shares and Purchaser Options are exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

2.	Effect of this Agreement

The entry into and performance of this Agreement and all Exhibits hereto and other documents executed pursuant to this Agreement:

(a)	will not relieve any Person of any contractual or other obligation to the Purchaser or entitle any Person to re-negotiate the terms or conditions of any such obligation;

(b)
do not and will not conflict with, violate or result in a breach by the Purchaser or the occurrence of an event of default under any document (including any statement contained in the Purchaser’s Prospectus, agreement or any law, undertaking to or judgment or Court order;

(c)	will not result in any indebtedness, present or future, of the Purchaser becoming due or capable of being declared due and payable before the stated maturity date;

(d)
will not give rise to any contractual or other obligation of the Purchaser to any Person or entitle any Person to require the performance of or compliance with any existing contractual or other obligation of the Purchaser; and

(e)	will not entitle any Person with whom the Purchaser has a contract or arrangement of any kind to terminate that contract or arrangement or to impose less favourable terms on the Purchaser.

3.	The Purchaser

The Purchaser:

(a)
is a company limited by shares duly organized, validly existing and in good standing under the laws of the Cayman Islands, has full corporate power to own its assets and Business and to carry on its Business as now conducted;

(b)	has done everything necessary to do business lawfully in all jurisdictions in which its Business is carried on;

(c)	is and has been operating in accordance with all statements contained in the Purchaser’s Prospectus; and

(d)	does not have any ongoing obligations from or in respect of any previous transactions or agreements entered into by it, including, specifically, the China Tel Transaction.

4.	Material Purchaser Liabilities

(a)	Except as set forth on Schedule A to this Exhibit 2, the Purchaser does not have any Material Purchaser Liabilities as at the Execution Date of the Agreement.

(b)
The Purchaser has received a full and complete general release from all adverse parties to the agreements previously entered into in 2008 with China Tel Group, Inc., a Nevada corporation (“China Tel”) relating to a proposed merger or consolidation with China Tel and its Affiliates (the “China Tel Transaction”).  The Purchaser has received a full general release from China Tel and does not have any ongoing obligations, contingent or otherwise, from or in respect of the China Tel Transaction.

5.	Funds

As at the Execution Date, the Purchaser has Purchaser Funds of $115.0 million, and on the Second Court Date, the Purchaser will have not less than the Minimum Amount and (unless otherwise agreed by White Energy) not more than the Maximum Amount in the trust account and such Purchaser Funds are held by a bank of recognised financial responsibility which has not had a Insolvency Event. No executive officer of the Purchaser has any reason to believe that the Purchaser will not be able to have full access to the Purchaser Funds as and when required.

6.	Contracts and Commitments

(a)
(Purchaser Contracts):  All material contracts to which the Purchaser is a party have been fully disclosed to White Energy prior to the Execution Date and are set forth on the Purchaser Disclosure Schedule.

(b)
(Contracts binding):  Every contract, instrument or other commitment to which the Purchaser is a party is valid and binding according to its terms and, without prejudice to any other warranty, no party to any such commitment is in material default under the terms of that commitment.

(c)	(No contracts outside ordinary course of business): The Purchaser is not party to any contract or commitment entered into which is in existence and:

(i)	is outside the ordinary course of its Business;

(ii)
even if entered into in the ordinary course of its Business, involves or is likely to involve obligations or liabilities which by reason of their magnitude or nature ought reasonably to be made known to an intending purchaser of the Consideration Shares;

(iii)	is not at arm’s length or not on normal commercial terms; or

(iv)	is long term, substantial or onerous.

(d)
(No sums owing):  Except as set forth on the Purchaser Disclosure Schedule, no sums are now owing or will at the Second Court Date and the Merger Implementation Date be owing by the Purchaser to any shareholders of the Purchaser or to any other Person.

(e)
(No guarantees given):  The Purchaser has not guaranteed or indemnified and is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any Person, and has not given a letter of comfort to any Person.

(f)
(Liabilities):  Except (i) as set forth on Schedule A to this Exhibit 2, (ii) as and to the extent reflected or reserved against on the Purchaser’s Balance Sheet, (iii) those liabilities, debts or contingencies incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice which are in the aggregate not material and (iv) for liabilities and debts permitted to be incurred by Purchaser pursuant to the terms of this Agreement, the Purchaser does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise.

7.	Corporate matters

(a)
(Assets owned by the Purchaser):  The Purchaser is the legal and beneficial owner of all of its assets, which are owned free and clear of any Encumbrance, except as disclosed in the Purchaser Disclosure Schedule.

(b)	(Encumbrances): Except as disclosed in the Purchaser Disclosure Schedule, there are no Encumbrances over all or any of the Purchaser’s present or future assets or revenues of its business.

(c)	(Compliance with contracts): The Purchaser has complied in all respects with:

(i)	the Purchaser’s Organizational Documents;

(ii)	any instrument to which it is a party or by which it is bound; and

(iii)	all Statutes and other legal requirements and all judgments, orders, injunctions and requirements of any Court or Government Authority,

and there has not occurred any event which, with the passing of time or giving of notice, would constitute a material breach or default of any of the above.

(d)	(No powers of attorney): There are no powers of attorney given by the Purchaser in favour of any Person which are or may come to be in force in relation to the Business or the Purchaser.

(e)	(Officers duly appointed): All of the directors and officers of the Purchaser have been duly appointed.

(f)
(All duties and taxes paid):  All stamp duties and other taxes for which the Purchaser is primarily liable in respect of every deed, agreement or other document to which the Purchaser is or has been a party have been duly paid or adequately provided for.

(g)
(Filings):  The Purchaser has filed all annual returns, resolutions, particulars, other forms, returns and documents as and where required to be filed or registered, such documents were accurate in all material respects, and the Purchaser is not liable to be struck off the register of companies.

(h)	(Authorizations): Other than the Purchaser Shareholder Approvals, the execution and delivery of this Agreement and the consummation of the Schemes will not require any Authorizations.

8.	Absence of Litigation

(a)
(No current litigation):  The Purchaser and any Person for whom it may be vicariously liable is not engaged in any capacity in any prosecution, litigation, arbitration proceedings or administrative or governmental challenge or investigation or other similar action or proceeding (Litigation).

(b)
(No pending Litigation):  Except as set forth in the Purchaser Disclosure Schedule, there is no Litigation pending, threatened, anticipated or contemplated against the Purchaser or any Person for whom the Purchaser may be vicariously liable.

(c)
(No facts giving rise to Litigation):  No fact or circumstance exists which may give rise to any Litigation which could materially affect the ability of the Purchaser to continue to operate its Business or to consummate the Schemes.

(d)
(No outstanding judgments):  There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, or notices affecting the Purchaser or any Person for whom the Purchaser may be vicariously liable.

9.	Taxation

(a)	(Compliance): The Purchaser has duly complied with all of its taxation obligations.

(b)
(All other taxes assessed and paid):  All Taxes which have been assessed or imposed or which are deemed to have been assessed or imposed or which are lawfully assessable or payable by or upon the Purchaser have been paid or remitted to the relevant Revenue Authority by the Purchaser.

(c)
(No penalty of fine paid or payable):  The Purchaser has not in the past five years paid or become liable to pay, nor are there any circumstances by reason of which the Purchaser are likely to become liable to pay, any penalty, fine or interest with respect to any Tax.

10.	Material disclosure

(a)
(All material information):  Any information known or which should be known to the Purchaser concerning the Purchaser which might reasonably be regarded as material to a purchaser for value of the Consideration Shares has been disclosed in writing to White Energy on the Purchaser Disclosure Schedule or is contained in the Purchaser Prospectus or in the Form 20-F and Forms 6-K filings made by the Purchaser with the SEC under the Securities Exchange Act.

(b)
(True, complete and accurate):  All information concerning the Purchaser or concerning the Consideration Shares supplied to White Energy or its agents, employees or advisers by the Purchaser or its agents, employees or advisers is true, complete and accurate in all respects, and is not misleading or deceptive.

(c)
(No material error or misstatement):  No representation, warranty or document made or furnished by the Purchaser Shareholders in connection with this Agreement contains any material error or misstatement nor does it omit to state any material fact.

(d)
(No adverse acts):  Nothing has been done or omitted to be done in relation to the Consideration Shares or the Purchaser which might materially adversely affect the interests of the Purchaser as an intending purchaser of the Consideration Shares.

(e)
(SEC Reports): The Purchaser has delivered or made available to White Energy a correct and complete copy of each report, registration statement, definitive proxy statement or other disclosure document filed by the Purchaser with the SEC (the Purchaser SEC Reports), The Purchaser has filed all reports under the Securities Exchange Act required to have been filed through the Execution Date and will have filed all such reports required to have been filed through the Second Court Date and has otherwise materially complied with the Securities Act, the Securities Exchange Act and applicable U.S. state securities laws. As of their respective dates, the Purchaser SEC Reports (including the financial statements included therein):

(i)
were prepared in accordance with, and complied in all material respects with, the requirements of all laws applicable to Purchaser with respect thereto, including the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and

(ii)
did not at the time they were filed (and if amended or superseded by a filing then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each set of financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports complies as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Purchaser at the respective dates thereof and the results of Purchaser’s operations and cash flows for the periods indicated, except that unaudited interim financial statements were subject to normal year-end adjustments, which adjustments are not reasonably expected to have a Material Adverse Effect on Purchaser.

11.
Permits; Compliance.  The Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the Permits), and there is no action pending or, to the knowledge of any executive officer of the Purchaser, threatened regarding suspension or cancellation of any of the Permits.  The Purchaser is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Purchaser has not have received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

12.	Property. The Purchaser owns no real property, machinery or equipment.

13.
Insurance.  The Purchaser is insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as management of the Purchaser believes to be prudent and customary in the businesses in which the Purchaser is engaged.  No executive officer of the Purchaser has any reason to believe that the Purchaser will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such business at a cost that would not have a Material Adverse Effect.

14.
Solvency.  The Purchaser (after giving effect to the Schemes contemplated by this Agreement) is solvent.  The Purchaser (after giving effect to the Schemes contemplated by this Agreement) has the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

15.
No Brokers.  Except as set forth on Schedule A to this Exhibit 2, the Purchaser has not taken any action which would give rise to any claim by any Person for brokerage commissions, transaction fees or similar payments whether relating to this Agreement, the Schemes, the China Tel Transaction or otherwise.

16.	Investment Company. Purchaser is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SCHEDULE A TO EXHIBIT 2

Material Purchaser Liabilities of Purchaser

1.
The Purchaser is indebted to TAG Virgin Islands, Inc. (TAG) in the amount of $1,250,000 as at the Execution Date under a maximum $1,250,000 line of credit granted by TAG to the Purchaser pursuant to a funding agreement, dated December 16, 2008 (the Funding Agreement).   On the Merger Implementation Date, certain Affiliates of the Purchaser shall assign to TAG an aggregate of 100,000 ordinary shares of the Purchaser owned by such Affiliates, all as set forth in the Funding Agreement.

2.
The Purchaser is indebted to a shareholder in the amount of $250,000, plus accrued interest at the rate of 5% per annum, in connection with a loan made by such Affiliate to the Purchaser to pay premiums on directors’ and officers’ liability insurance.

3.	The Purchaser is obligated to pay to Canaccord Capital Corp. and Roth Capital Partners LLC certain fees. These fees shall be limited to the following:

(a)	a 6% financing fee on new funds raised on behalf of the Purchaser (for example, $6,000,000 assuming $100,000,000 in new funds are raised);

(b)	any success fee on the successful completion of the Schemes shall be fixed at $3,000,000; and

(c)	a maximum of 1,150,000 warrants upon successful completion of the Schemes which shall be exercisable by the payment of cash equal to a strike price of $11 per Purchaser Share.

4.
On the Execution Date, the Purchaser is obligated to pay Maxim Group LLC and CRT Capital Group LLC, up to $3,450,000 in deferred underwriting compensation pursuant to the terms of an underwriting agreement among the Purchaser and such Persons, dated January 16, 2008; which obligation the Purchaser will negotiate to reduce prior to the Merger Implementation Date.

5.
On the Merger Implementation Date, the Purchaser shall be obligated to pay a cash finders’ fee to TAG Virgin Islands, Inc. or its Affiliates (“TAG”) in the aggregate amount of one-half of one percent (0.5%) of the Transaction Value in connection with the introduction of the Acquisition by TAG to the Purchaser.

6.
On the Merger Implementation Date, the Purchaser shall be obligated to pay a cash payment of up to $225,000 and warrants to purchase 100,000 Purchaser Shares to AFH Holdings LLC, in connection with the settlement of a claim for a finders fee.